____________________
EQUITY INTEREST PURCHASE AGREEMENT
____________________
by and between
ADVANCED MICRO DEVICES, INC.
(“Seller”)

and

NANTONG FUJITSU MICROELECTRONICS CO., LTD.
(“Buyer”)

Dated as of October 15, 2015

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Appendix A Appendix B	Defined Terms Form of Resignation Letter
Exhibit A-1	Form of Chinese Target Company IP License Agreement
Exhibit A-2	Form of Malaysian Target Company IP License Agreement
Exhibit B-1	Form of Chinese Target Company Manufacturing Services Agreement
Exhibit B-2	Form of Malaysian Target Company Manufacturing Services Agreement
Exhibit C-1	Form of Chinese Target Company Joint Venture Contract
Exhibit C-2	Form of Malaysian Target Company Shareholders’ Agreement
Exhibit D-1	Form of Chinese Target Company Trademark License Agreement
Exhibit D-2	Form of Malaysian Target Company Trademark License Agreement
Exhibit E-1	Form of Chinese Target Company Transition Services Agreement
Exhibit E-2	Form of Malaysian Target Company Transition Services Agreement
Exhibit F	Form of Local China Transfer Agreement
Exhibit G	Form of Export Control Memorandum of Understanding
Exhibit H-1	Form of Chinese Target Company Letter Agreement
Exhibit H-2	Form of Malaysian Target Company Letter Agreement

i

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EQUITY INTEREST PURCHASE AGREEMENT
This EQUITY INTEREST PURCHASE AGREEMENT, dated as of October 15, 2015 (this “Agreement”), is entered into by and between Advanced Micro Devices, Inc., a Delaware corporation (“Seller”), and Nantong Fujitsu Microelectronics Co., Ltd., a Chinese joint stock company (“Buyer”). Seller and Buyer are sometimes referred to herein as the “Parties,” and each individually as a “Party.”
RECITALS
WHEREAS, Seller is the ultimate legal and beneficial owner of 100% of the issued and outstanding equity interests of (a) Advanced Micro Devices (China) Co. Ltd, a Wholly-Foreign Owned Enterprise incorporated as a limited liability company (“Chinese HoldCo”), and (b) Advanced Micro Devices Sdn. Bhd., a Malaysian limited liability company (“Malaysian HoldCo” and, together with Chinese HoldCo, the “Selling HoldCos”);

WHEREAS, Chinese HoldCo and Malaysian HoldCo are, respectively, the legal and beneficial owners of 100% of the issued and outstanding equity interests (collectively, the “Equity Interests”) of (a) AMD Technologies (China) Co. Ltd., a Wholly-Foreign Owned Enterprise incorporated as a limited liability company (the “Chinese Target Company”), and (b) Advanced Micro Devices Export Sdn. Bhd., a Malaysian limited liability company (the “Malaysian Target Company” and, together with the Chinese Target Company, the “Target Companies”);
WHEREAS, Buyer desires to purchase from the Selling HoldCos through the Seller and Seller desires to cause the Selling HoldCos to sell to Buyer, eighty-five percent (85%) of the Equity Interests of each of the Target Companies (the “Purchased Equity” and, such purchase, the “Equity Purchase”); and
WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Equity Purchase and also to prescribe various conditions to the Equity Purchase as provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
Article I

DEFINITIONS
SECTION 1.01.    Certain Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings referred to or ascribed to such terms in Appendix A.
SECTION 1.02.    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

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(a)    when a reference is made in this Agreement to an “Article”, “Section”, “Exhibit”, “Schedule” or “Appendix”, such reference is to an Article or Section of, or a Schedule, Exhibit or Appendix to, this Agreement;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    as used herein, the phrase “to the Knowledge” of any Person means the Knowledge of, (i) in the case of Seller, (A) Devinder Kumar (Chief Finance Officer of Seller and Legal Representative of the Chinese Target Company), Chow-Khong Tan (Corporate Vice-President, Operations and General Manager of the Chinese Target Company), SoonEe Neoh (Corporate Vice-President, Operations and General Manager for the Malaysian Target Company), (B) Jim Clifford (Senior Vice-President, Global Operations of Seller); and (C) Mark Fuselier (Corporate Vice-President, AMD Sourcing); and the respective successor of each Person referred to in (A), (B) and (C), to the extent such successor is appointed prior to the Closing; and (ii), in the case of Buyer, SHI Mingda (Chairman), HU Wenlong (Vice-President), JIANG Shu (Vice-President) and ZHU Hongchao (Chief Financial Officer);
(f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(g)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(h)    whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms;
(i)    any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and any rules and regulations promulgated thereunder;
(j)    any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days;
(k)    references to a Person are also to its successors and permitted assignees;

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(l)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
(m)    unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars; and
(n)    each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and the Ancillary Agreements and that each of the Parties has been represented by counsel in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, and accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
ARTICLE II

EQUITY PURCHASE; CLOSING
SECTION 2.01.    The Equity Purchase. At the Closing, subject to and on the terms and conditions of this Agreement, Seller shall cause the Selling HoldCos to sell, transfer and convey to Buyer, and Buyer shall acquire and accept from the Selling HoldCos, all of the Selling HoldCos’ rights, titles and interest in and to the Purchased Equity, free and clear of all Liens (other than those arising pursuant to applicable securities Laws and those created by Buyer). Notwithstanding, Seller acknowledges and agrees that (a) in the case of the Chinese Target Company, the Purchased Equity will be registered in the name of Purchaser’s Affiliate recorded as buyer to the Local China Transfer Agreement and (b) in the case of the Malaysian Target Company, if Buyer chooses to do so at the Closing, the Purchased Equity will be registered in the name of the applicable Buyer’s Affiliates designated by Buyer prior to the Closing.
SECTION 2.02.    Closing. Subject to the Parties’ right to terminate this Agreement in accordance with Article X, and subject to the other terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP Hong Kong office, 18th Floor, One Exchange Square, 8 Connaught Place, Central Hong Kong at 9:00 a.m. Hong Kong Time on the date (the “Closing Date”) which is the third (3rd) Business Day after the date on which all conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived by the Parties having the benefit of such condition (other than those conditions that by their terms or nature are to be satisfied or waived at the Closing Date for the Closing to occur) or such other time and place as Buyer and Seller may mutually agree. In anticipation of the Closing, the Parties will work together to determine whether any Person is required to attend the Closing in person, and if it is determined that an in-person Closing is not necessary, the Parties may conduct the Closing remotely via electronic delivery of the Seller Closing Deliverables and the Buyer Closing Deliverables.
SECTION 2.03.    Closing Deliveries.

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(a)    Closing Deliveries by Seller to Buyer. At the Closing, Seller shall, or shall cause the Selling HoldCos and the Target Companies, as applicable, to, deliver to Buyer (such deliveries, collectively, the “Seller Closing Deliverables”):

(i)
with respect to the Chinese Target Company, (A) the approval notice “准予变更核准通知书”(or amendment confirmation notice, as applicable) issued by the Administration for Commerce and Industry of SIP (the “AIC Approval”) showing that the applicable Buyer’s Affiliate is the owner of eighty five percent (85%) of the equity interest of the Chinese Target Company; (B) a certificate of capital contribution issued by the Chinese Target Company evidencing that capital in the Chinese Target Company equal to eighty five percent (85%) of the equity interest of the Chinese Target Company is registered in Buyer’s Affiliate’s name; and (C) the SIP Approval;

(ii)
with respect to the Malaysian Target Company, (A) the duly executed share transfer form(s) in the form of Form 32A (but only to the extent of eighty five percent (85%) of the Equity Interest in the Malaysian Target Company), (B) original existing share certificate(s) in the name of the Malaysian HoldCo for 85% of the equity interest in the Malaysian Target Company, (C) the latest audited accounts and management accounts of the Malaysian Target Company; and (D) such other documents as may be reasonably prescribed from time to time by the relevant stamp duty office for the purposes of assessing the stamp duty payable on a transfer of the Purchased Equity;

(iii)	a letter of resignation substantially in the form attached hereto as Appendix B, duly executed by each of the Retiring Directors of each Target Company;

(iv)
with respect to the Malaysian Target Company, a true and complete copy, certified by an authorized signatory of the Malaysian Target Company, of a resolution of directors resolving that: (A) subject to the payment of stamp duty, the transfer of the Purchased Equity will be registered; and (B) subject to the articles of association and subject to them consenting to act, each of the Incoming Directors be appointed to the board of directors, and the resignation of the Retiring Directors from the board be accepted, all with effect from Closing;

(v)
copies of the Organizational Documents of each Target Company filed with any Governmental Authority in connection with its organization, together with a certificate dated as of the Closing Date from an authorized person of each Target Company to the

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effect that no amendments to such Organizational Documents have been filed since the date of this Agreement;

(vi)	a counterpart to each of the following agreements, duly executed by an authorized signatory of Seller and/or the applicable Selling HoldCo or Target Company, as applicable:

(A)	the Chinese Target Company Joint Venture Contract;

(B)	the Malaysian Target Company Shareholders’ Agreement;

(C)	the Chinese Target Company IP License Agreement;

(D)	the Malaysian Target Company IP License Agreement;

(E)	the Chinese Target Company Manufacturing Services Agreement;

(F)	the Malaysian Target Company Manufacturing Services Agreement;

(G)	the Chinese Target Company Transition Services Agreement;

(H)	the Malaysian Target Company Transition Services Agreement;

(I)	the Chinese Target Company Trademark License Agreement;

(J)	the Malaysian Target Company Trademark License Agreement;

(K)	the Chinese Target Company Letter Agreement;

(L)	the Malaysian Target Company Letter Agreement; and

(M)	the Local China Transfer Agreement .

(vii)
a true and complete copy, certified by an authorized signatory of Seller and/or the applicable Selling Holdco or Target Company, of the resolutions duly and validly adopted by Seller and/or the applicable Selling Holdco or Target Company evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and

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(viii)	the Seller Bring Down Certificate, dated as of the Closing Date, duly executed by an authorized signatory of Seller.
(b)    Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver or cause to be delivered to Seller (such deliveries, collectively, the “Buyer Closing Deliverables”):

(i)
the Estimated Purchase Price by wire transfer of immediately available funds to the accounts designated by Seller no less than ten (10) Business Days prior to the Closing (it being understood that in respect of the payment of the portion Estimated Purchase Price payable in respect of the Purchased Equity of the Chinese Target Company, such account(s) must be RMB account(s) established with a commercial bank in the PRC);

(ii)	with respect to the Malaysian Target Company, the statutory declaration (Form 48A) duly executed by each of the Incoming Directors nominated by the applicable Buyer’s Affiliate;

(iii)	a counterpart to each of the following agreements, duly executed by an authorized signatory of Buyer:

(A)	the Chinese Target Company Joint Venture Contract;

(B)	the Malaysian Target Company Shareholders’ Agreement;

(C)	the Chinese Target Company Letter Agreement;

(D)	the Malaysian Target Company Letter Agreement; and

(E)	the Local China Transfer Agreement.

(iv)
a true and complete copy, certified by an authorized signatory of Buyer, of the resolutions duly and validly adopted by Buyer evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and

(v)	the Buyer Bring Down Certificate, dated as of the Closing Date, duly executed by an authorized signatory of Buyer.
(c)    Closing; Escrow Accounts. Notwithstanding anything herein to the contrary, within two (2) Business Day following the first date on which all conditions set forth in Sections 8.1, 8.2 and 8.3 have been satisfied or waived by the Parties having the benefit of such condition (other than (i) receipt of the AIC Approval and (ii) those conditions that by their terms or nature are to be satisfied or waived at the Closing Date for the Closing to occur), Buyer shall fund the Estimated Purchase Price into two escrow accounts, with one such escrow account receiving the

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portion of the Estimated Purchase Price allocable to the Equity Purchase of the Chinese Target Company and the other escrow account receiving the portion of the Estimated Purchase Price allocable to the Equity Purchase of the Malaysian Target Company. Such escrow accounts shall be opened in Buyer’s name with escrow agents reasonably acceptable to Seller and pursuant to escrow agreements mutually agreed by the parties promptly following the date hereof, and the Buyer shall bear 100% of the costs, fees and expenses of the escrow agents. Upon receipt of the AIC Approval, subject to all other conditions set forth in Sections 8.1, 8.2 and 8.3 being satisfied or waived by the Parties having the benefit of such condition (other than those conditions that by their terms or nature are to be satisfied or waived at the Closing Date for the Closing to occur), the aggregate Estimated Purchase Price (together with any accrued interest thereon) shall be immediately released on the Closing Date from the respective escrow accounts to the bank accounts designated by Seller pursuant to Section 2.03(b)(i), and the Parties shall otherwise proceed to Closing in accordance with this Agreement contemporaneously. In the event that the AIC Approval is not issued by the Administration for Commerce and Industry of SIP within six (6) months (or any other date as agreed by the Parties in writing) following the date on which the escrow funds are first funded by Buyer, all amounts contained therein shall be disbursed to Buyer (together with any accrued interest thereon). Notwithstanding any such disbursement to Buyer, from and after such disbursement, this Agreement (including the Parties’ obligations to cause the Closing to occur as and when the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied or waived at the Closing Date for the Closing to occur)) shall remain in full force and effect until the date that is six (6) months following the Sunset Date (the “Failed AIC Date”). If the Closing has not occurred by the Failed AIC Date, then either Party shall have the right to terminate this Agreement by delivery of written notice to the other Party, unless the terminating Party’s failure to comply with its obligations under this Agreement has solely caused the failure of the Closing to occur.
SECTION 2.04.    Purchase Price; Adjustment.
(a)    The consideration payable for the Purchased Equity shall be the “Purchase Price”, which shall be an amount equal to (i) the Headline Amount, minus (ii) eighty five percent (85%) of the Actual Net Debt Amount (as finally determined pursuant to Section 2.08(c) or 2.09(e), as applicable), plus (iii) eighty five percent (85%) of the Actual Working Capital Adjustment Amount (as finally determined pursuant to Section 2.08(c) or 2.09(e), as applicable). The Purchase Price shall be paid by Buyer to Seller by payment of the Estimated Purchase Price pursuant to Section 2.03(b)(i), and then subject to the adjustments (and payments) described in Sections 2.06 and 2.07.
(b)    Any adjustment to the Estimated Purchase Price shall be paid by Seller or Buyer (as the case maybe) on the Determination Date, pursuant to Sections 2.06 and 2.07.
(c)    For the avoidance of doubt, if and to the extent that an item could be taken into account in one or more of the adjustments under Sections 2.06 and 2.07, an adjustment will only be made once for that item.

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(d)    The Parties agree that any payments to be made pursuant to Sections 2.06 and 2.07 shall be netted so that only one payment of the aggregate adjustments described therein will be payable by the relevant Party(ies).
SECTION 2.05.    Estimated Adjustments at Closing.
At least five (5) Business Days before the Closing Date, Seller shall deliver to Buyer a written notice setting forth the Seller’s good faith estimates of the Actual Net Debt Amount, the Actual Working Capital Amount and the Actual Working Capital Adjustment Amount (such estimates, the “Estimated Net Debt Amount”, the “Estimated Working Capital Amount” and the “Estimated Working Capital Adjustment Amount”, respectively), together with reasonably detailed supporting information, and will as soon as practicable before Closing, advise Buyer in writing of any final variation to these amounts. The Estimated Net Debt Amount, the Estimated Working Capital Amount and the Estimated Working Capital Adjustment Amount shall be used to calculate the Estimated Purchase Price, payable by Buyer pursuant to Section 2.03(b)(i).
SECTION 2.06.    Net Debt Adjustment.
If eighty five percent (85%) of the Actual Net Debt Amount (as finally determined pursuant to Section 2.08(c) or 2.09(e), as applicable) is:
(a)    less than eighty five percent (85%) of the Estimated Net Debt Amount then, on the Determination Date, Buyer shall pay an amount equal to such difference to Seller and the Purchase Price shall be increased accordingly; or
(b)    greater than eighty five percent (85%) of the Estimated Net Debt Amount then, on the Determination Date, Seller shall pay an amount equal to such difference to Buyer and the Purchase Price shall be reduced accordingly.
SECTION 2.07.    Working Capital Adjustment.
If eighty five percent (85%) of the Actual Working Capital Adjustment Amount (as finally determined pursuant to Section 2.08(c) or 2.09(e), as applicable) is:

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(a)    less than eighty five percent (85%) of the Estimated Working Capital Adjustment Amount then, on the Determination Date, Seller shall pay an amount equal to such difference to Buyer and the Purchase Price shall be reduced accordingly; or
(b)    greater than eighty five percent (85%) of the Estimated Working Capital Adjustment Amount then, on the Determination Date, Buyer shall pay an amount equal to such difference to Seller and the Purchase Price shall be increased accordingly.
SECTION 2.08.    Completion Accounts.
(a)    As soon as practicable following the Closing, and in any event no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Target Companies as of 12:01 a.m. Hong Kong time on the Closing Date, together with Buyer’s calculations of the Actual Net Debt Amount, the Actual Working Capital Amount and the Actual Working Capital Adjustment Amount, in each case, which shall be prepared and calculated in accordance with the practices, principles and methodologies set forth in Schedule 2.08 of the Disclosure Schedule, and otherwise in accordance with GAAP consistently applied in accordance with the Target Companies’ past practice (such deliverable, the “Completion Accounts”).
(b)    Upon delivery of the Completion Accounts, Buyer must ensure that all information and assistance requested by Seller is given to Seller to review Buyer’s draft Completion Accounts and must permit representatives of Seller to have reasonable access to management of and the Target Companies to review Buyer’s draft of the Completion Accounts, and take extracts from, or make copies of, the Records for the sole purposes of reviewing Buyer’s draft Completion Accounts.
(c)    If Seller does not dispute the draft Completion Accounts within twenty (20) Business Days after the date on which Seller receives Buyer’s draft Completion Accounts pursuant to Section 2.08(a) (the “Final Objection Date”), Buyer’s draft Completion Accounts will be deemed to be the final Completion Accounts and the Actual Net Debt Amount, the Actual Working Capital Amount and the Actual Working Capital Adjustment Amount set forth therein will be final and binding on the parties.
(d)    If Seller provides Buyer with written notice of dispute with respect to any aspect of Buyer’s draft Completion Accounts prior to the Final Objection Date (a “Dispute Notice”), setting forth in reasonable detail each item so disputed (all such items, the “Disputed Matters”), then such Disputed Matters will be resolved in accordance with Section 2.09 and the undisputed items will be final and binding on the Parties.
SECTION 2.09.    Dispute Resolution Procedure. If Seller delivers to Buyer a Dispute Notice pursuant to Section 2.08(d), then within fifteen (15) Business Days of such delivery, Buyer shall deliver to Seller a written response with respect to each Disputed Matter (the “Response”). Upon Seller’s receipt of the Response, the Parties shall work together in good faith to resolve all Disputed Matters.

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(a)    If Seller and Buyer have not resolved the Disputed Matters within ten (10) Business Days of Buyer’s delivery of the Response to Seller, the Disputed Matters must promptly be submitted for resolution to the Independent Accountant to resolve the Disputed Matters.
(b)    The “Independent Accountant” shall be selected by mutual agreement between Seller and Buyer or, failing agreement within five (5) Business Days following the expiration of the ten (10) Business Day period referenced in Section 2.09(b), the “Independent Accountant” shall be the applicable Person set forth in Section 2.09(c) of the Disclosure Schedule.
(c)    Once the Independent Accountant has been designated pursuant to Section 2.09(c), the Disputed Matters shall be referred to the Independent Accountant by written submission which shall include Buyer’s draft Completion Accounts, the Dispute Notice, the Response and an extract of the relevant provisions of this Agreement. The Independent Accountant shall be instructed to finish its determination no later than ten (10) Business Days after its appointment (or another period agreed in writing by Buyer and Seller). The Parties shall promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination. All correspondence between the Independent Accountant and a Party must be copied to the other Party.
(d)    The Independent Accountant shall (i) act as an expert and not as an arbitrator, (ii) base its determination on the written submissions of the parties and shall not conduct an independent investigation; and (iii) be instructed by Buyer and Seller to resolve any Disputed Matters such that the Completion Accounts, the Actual Net Debt Amount, the Actual Working Capital Amount and the Actual Working Capital Adjustment Amount, in each case, be prepared and calculated in accordance with the practices, principles and methodologies set forth in Schedule 2.08 of the Disclosure Schedule, and otherwise in accordance with GAAP consistently applied in accordance with the Target Companies’ past practice. The Independent Accountant’s written determination in respect of the Disputed Matters shall be final and binding on the parties in the absence of manifest error, and the Completion Accounts, together with the Actual Net Debt Amount, the Actual Working Capital Amount and the Actual Working Capital Adjustment Amount, shall be deemed to be amended in accordance with the Independent Accountant’s determination, and as so amended, shall be deemed to be final and binding on the Parties for all purposes hereunder.
(e)    The costs and expenses of the Independent Accountant shall be paid by Seller as to one-half (1/2), and Buyer as to one-half (1/2).
ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES
Except as set forth in the Disclosure Schedule to this Agreement, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, that the following representations and warranties are true and correct:
SECTION 3.01.    Organization of the Target Companies. Each Target Company has been duly formed or organized and is validly existing and in good standing (or equivalent

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status, as applicable) under the Laws of its jurisdiction of incorporation or organization and has full power and authority to own or use the properties and assets that it purports to own or use, to conduct its business as it is now being conducted and to perform in all material respects its obligations under the Contracts listed on Schedule 3.11 of the Disclosure Schedule. The copies of the Organizational Documents of each Target Company previously made available by Seller to Buyer are true and complete, and Seller has delivered to Buyer copies of the Organizational Documents of each Target Company, as currently in effect. Each Target Company is duly licensed or qualified and in good standing (or equivalent status, as applicable) as a company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or equivalent status, as applicable) except where the failure to be so licensed or qualified or in good standing (or equivalent status, as applicable), individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.02.    Due Authorization. Each Target Company has all requisite power and authority to execute and deliver each Ancillary Agreement to which it is party and (subject to the approvals described in Section 3.04) to consummate the transactions contemplated thereby. As of the Closing, the execution, delivery and performance by such Target Company of each Ancillary Agreement to which it is party and the consummation of the transactions contemplated thereby will be duly and validly authorized and approved by such Target Company, and no other proceeding on the part of such Target Company will be necessary to authorize such Ancillary Agreement. Each Ancillary Agreement to which it is party will be duly and validly executed and delivered by such Target Company and (assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto) will constitute a legal, valid and binding obligation of such Target Company, enforceable against such Target Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
SECTION 3.03.    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.04, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and/or the applicable Selling Holdco and/or the applicable Target Company, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not, as of the Closing, (a) materially violate any provision of, or result in the material breach of, any applicable Law to which any Target Company is subject or by which any property or asset of such Target Company is bound; (b) materially contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or materially modify, any material Governmental authorization that is held by any Target Company or that otherwise relates to the business of, or any of the assets owned or used by, any Target Company; (c) conflict with the Organizational Documents of any Target Company or (d) materially violate any provision of or result in a material breach of, or require a consent under, any Contract listed on Schedule 3.11 of the Disclosure Schedule, or terminate or result in the termination of any such Contract,

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or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract listed in Schedule 3.11 of the Disclosure Schedule, or result in the creation of any Lien under any such Contract upon any of the properties or assets of such Target Company.

SECTION 3.04.    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement (to the extent of any relevance), no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Target Company as a result of Seller’s or such Target Company’s execution or delivery of this Agreement and/or any Ancillary Agreement, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for the Regulatory Approvals.
SECTION 3.05.    Capitalization of the Target Companies. All of the Equity Interests of each Target Company have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. All of the Equity Interests are owned beneficially and of record by the applicable Selling HoldCo, free and clear of any Liens other than (a) as may be set forth in the Organizational Documents of the Target Companies or (b) for any restrictions on sales of securities under applicable securities Laws. Neither Target Company has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests or any other equity interests in such Target Company, or any other commitments or agreements providing for the issuance of additional Equity Interests or any other equity interests in such Target Company, or for the repurchase or redemption of Equity Interests or any other equity interests in such Target Company, and there are no agreements of any kind which may obligate any Target Company to issue, purchase, redeem or otherwise acquire any of its Equity Interests or any other equity interests in such Target Company. Except for this Agreement, there is no voting trust, stockholder agreement, proxy or other agreement or understanding with respect to the voting, transfer or other disposition of the Equity Interests or any other equity interests in the Target Companies. Neither of the Target Companies owns or holds, directly or indirectly, any equity interest in any other Person.
SECTION 3.06.    Financial Statements. Attached to Schedule 3.06 of the Disclosure Schedule are (and in the case of the Interim Financial Statements (as defined below), once appended, will be) true and complete copies of the Financial Statements (as defined below) of each Target Company (on a stand-alone basis), which consist of audited consolidated balance sheets, income statements, statements of changes in equity and cash flow statements, including notes thereto, as at December 31, 2014 and December 31, 2013 respectively (collectively, the “Audited Financial Statements”). When delivered pursuant to Section 6.07(b), the unaudited consolidated financial statements of each Target Company (on a stand-alone basis), which consist of a balance sheet, income statement, statement of changes in equity and cash flow statement, but without any notes thereto, as at September 30, 2015, certified by the controller of each relevant Target Company (collectively, the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial

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Statements”), shall be appended to Schedule 3.06 of the Disclosure Schedule. The Audited Financial Statements and notes fairly present, and the Interim Financial Statements when delivered shall fairly present, in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Target Companies as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP in all material respects, subject to, in the case of the Interim Financial Statements, normal recurring year-end adjustments and the absence of notes (that, if presented, would not differ from those included in the Audited Financial Statements). The Financial Statements referred to in this Section 3.06 reflect the consistent application in all material respects of such accounting principles and policies throughout the periods involved, except as disclosed in the notes to such Financial Statements. No financial statements of any Person other than the Target Companies are required by GAAP to be included or reflected in the Financial Statements. Seller has also delivered to Buyer copies of all letters from each Target Company’s auditors to the applicable Target Company’s board of directors or audit committee (if applicable) thereof during the thirty-six (36) months prior to the date of this Agreement, together with copies of all responses thereto.
SECTION 3.07.    Books and Records; Inventory. The books of account and other Records of each Target Company, all of which have been made available to Buyer as of the Closing Date, are complete and correct in all material respects, represent actual, bona fide transactions, and have been maintained in all material respects in accordance with sound business practices. The Target Companies have implemented and maintained a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(e)    The minute books of each Target Company contain complete and correct Records, in all material respects and for the last three (3) years, of all meetings held, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of such Target Company. Each Target Company has at all times maintained complete and correct Records in all material respects of all issuances and transfers of its Equity Interest. At the Closing, all such minute books and Records will be in the possession of each Target Company and located at its registered business address.
(f)    The inventories of the Target Companies consist in all material respects of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business. The reserve for obsolescence with respect to inventories of the Target Companies, as of the Accounts Date and the Closing Date, is adequate in all material respects and calculated consistent with past practice in all material respects.
SECTION 3.08.    Undisclosed Liabilities.
There is no material Liability of any Target Company of a type (whether known or unknown and whether absolute, accrued, contingent or otherwise) required to be reflected or reserved for on financial statements including notes as part of such financial statements prepared in accordance

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with GAAP, except for Liabilities (a) reflected or reserved for in the Interim Financial Statements or disclosed in the notes thereto (b) incurred in connection with the transactions contemplated by this Agreement (save for any Liability incurred as a result of breach of any representation and warranty provided under this Agreement) or (c) that have arisen or been incurred in the Ordinary Course of Business since the Accounts Date (as permitted under this Agreement).
SECTION 3.09.    Litigation and Proceedings.
(a)    There is no pending proceeding that (i) has been commenced by or against any Target Company that would reasonably be expected to materially affect the business of, or any of the assets owned or used by, any Target Company or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated under this Agreement and any Ancillary Agreement.
(b)    As of the date hereof, there are no pending or, to the Knowledge of Seller, threatened, Actions or, to the Knowledge of Seller, investigations by or before any Governmental Authority against any Target Company that, individually or in the aggregate, has resulted in or would reasonably be expected to result in any material Liability to the Target Companies or otherwise materially interfere with the conduct of the business of the Target Companies in substantially the manner currently conducted. As of the date hereof, there is no Governmental Order purporting to enjoin or restrain the Target Companies that, individually or in the aggregate, has resulted in or would reasonably be expected to result in any material Liability to the Target Companies or otherwise materially interfere with the conduct of the business of the Target Companies in substantially the manner currently conducted.
SECTION 3.10.    Legal Compliance.
(a)    Each Target Company is in material compliance with all applicable Laws. As of the date hereof, none of the Target Companies has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time during the past two years.
(b)    No Target Company or director or officer of any Target Company, or to the Knowledge of Seller, any agent or employee of any Target Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for any such business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Target Company or any Affiliate of a Target Company, or (iv) in violation of any Law or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Target Companies.
SECTION 3.11.    Contracts; No Defaults.
(a)    Schedule 3.11 of the Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (vii) below to which, as of the date hereof, any Target Company is

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a party (other than Contracts for labor and employment matters set forth on Schedule 3.12(a), Schedule 3.12(d) and Schedule 3.13 of the Disclosure Schedule, Contracts relating to insurance policies set forth on Schedule 3.16 of the Disclosure Schedule and, Contracts to which Seller is party on behalf of any of its Affiliates or subsidiaries).

(i)
Each Contract (other than (x) purchase orders with suppliers or customers entered into in the Ordinary Course of Business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.11(a) that the Target Company party thereto reasonably anticipates will involve annual payments or consideration furnished by or to such Target Company of more than $500,000 which are not cancelable (without penalty, cost or other Liability) within ninety (90) days;

(ii)
Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by any Target Company, in each case, having an outstanding principal amount in excess of $500,000;

(iii)
Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of any Target Company (other than in the Ordinary Course of Business), in each case, involving payments in excess of $2,500,000, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there is no material Liability or obligation outstanding or (B) for sales or dispositions of inventory or obsolete equipment or assets;

(iv)	Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(v)	Each Contract requiring capital expenditures after the date hereof in an annual amount in excess of $500,000;

(vi)
Each Contract containing covenants expressly limiting in any material respect the freedom of the Target Company party thereto to compete with any Person in a product line or line of business or operate in any geographic location;

(vii)
Each Contract which binds any officer, director or employee of any Target Company and purports to materially limit the ability of such officer, director or employee to (A) engage in or continue any conduct, activity, or practice relating to the business of any Target Company; or (B) assign to any Target Company or to any

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other Person any rights to any material Intellectually Property, any invention, improvement, or discovery;

(viii)
Each Contract pursuant to which the Target Company licenses Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf Software licenses, and any other Software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;

(ix)	Each written material warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Target Company other than in the Ordinary Course of Business; and

(x)	Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
(b)    All of the Contracts listed on Schedule 3.11 of the Disclosure Schedule are (i) in full force and effect in all material respects in accordance with its terms, and (ii) represent the valid and binding obligations of the applicable Target Company and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. (A) Neither the applicable Target Company nor, to the Knowledge of Seller, any other party thereto is in material breach of or default under any such Contract, (B) as of the date hereof, such Target Company has not received any notice of material breach of or default under any such Contract and (C) to the Knowledge of Seller, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by such Target Company (in each case, with or without notice or lapse of time or both).
SECTION 3.12.    Target Company Benefit Plans.
(a)    Schedule 3.12(a) of the Disclosure Schedule sets forth a list of each material, written plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by any Target Company, and under which such Target Company has any material Liability, other than any of the foregoing that would otherwise be required to be listed on Schedule 3.13 of the Disclosure Schedule were it not for the threshold contained therein (each a “Target Company Benefit Plan”).
(b)    With respect to each Target Company Benefit Plan, Seller has delivered or made available to Buyer copies of each Target Company Benefit Plan and any trust agreement relating to such plan.

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(c)    The Target Companies have performed all of their respective obligations in all material respects under all Target Company Benefit Plans. The Target Companies have made appropriate entries in their financial Records and statements for all material obligations and Liabilities under such Target Company Benefit Plans and material obligations that have accrued but are not due. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Target Company Benefit Plan that was not in accordance in all material respects with the Target Company Benefit Plan and that could have a materially adverse economic consequence to any Target Company or to Buyer. The Target Companies, with respect to all Target Company Benefit Plans are, in full compliance in all material respects with the applicable Laws and with any applicable collective bargaining agreement.
(d)    No Target Company has made any plan or commitment, whether legally binding or not, to create any additional Target Company Benefit Plan or modify or change any existing Target Company Benefit Plan that would materially increase the compensation or benefits provided to any director, officer or employee of a Target Company. Since January 1, 2015 there has been no material change, amendment, modification to, or adoption of, any Target Company Benefit Plan.
(e)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of a Target Company under any of the Target Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Target Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.
(f)    With respect to the Target Company Benefit Plans, (i) no material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened, and (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such material Actions.
SECTION 3.13.    Employees; Labor Relations.
(a)    Seller has made available to Buyer the following information, as of August 24, 2015, for each Continuing Employee or director of the Target Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since August 23, 2015; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Target Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan, or other Target Company Benefit Plans.
(b)    There are no labor or collective bargaining agreements which pertain to employees of a Target Company.

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(c)    Schedule 3.13(c) of the Disclosure Schedule contains a list of all individual written employment, consulting, retention, change in control bonus or severance agreements to which, as of the date hereof, any Target Company is a party with respect to any current employee whose compensation and benefits during the fiscal year ended (i) December 31, 2014, exceeded or (ii) December 31, 2015 is reasonably estimated to exceed, $175,000 and, in each case, which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. Seller has delivered or made available to Buyer true and complete copies of each such Contract, as amended to date.
(d)    As of the date hereof, to the Knowledge of Seller, there are no material union organizing activities (including any material work stoppage, lockout, or other labor disputes) pending or threatened or expected to occur against any Target Company.
(e)    As of the date hereof: (i) there is no material dispute with the directors of a Target Company or with any of the employees or former employees of a Target Company, (ii) each Target Company is in compliance in all material respects with all applicable Laws relating to employment, termination, wages and hours and social insurance; and (iii) other than regular payments to be made in the Ordinary Course of Business consistent with past practice, neither Target Company is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social insurance or other benefits for any current or former employees.
SECTION 3.14. Taxes
(a)    All material Tax Returns required to be filed and all material registrations, elections, notices and information with respect to Taxes required to be supplied by or with respect to any Target Company have been properly prepared and filed in a timely basis (taking into account extensions) pursuant to the applicable Law, either separately or (or if applicable) as a member of a group of corporations, and all such Tax Returns are true, complete and comply with the applicable Law in all material respects.
(b)    Schedule 3.14 of the Disclosure Schedule lists each Tax Return filed by each Target Company: (A) with respect to the Malaysian Target Company, for fiscal year 2012, 2013 and 2014; and (B) with respect to the Chinese Target Company, for fiscal year 2012, 2013, 2014 and for the period ended June 30, 2015, and Seller has delivered to Buyer copies of all such Tax Returns.
(c)    Each Target Company has fully paid, or made provision for the payment of, all material Taxes which are due and payable or could have become due and payable by such Target Company for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by Seller, any Selling Holdco or any Target Company.
(d)    All material Taxes required to be withheld, collected or paid by each Target Company have been withheld or collected and, to the extent required, have been paid over to the appropriate Governmental Authority.

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(e)    No deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against any Target Company (or, to the Knowledge of Seller, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. As of the date of this Agreement, no audit or other proceeding by any Governmental Authority has been proposed in writing or, to the Knowledge of Seller, is threatened with respect to any Taxes due from any Target Company.
(f)    There are no Tax indemnification or Tax sharing agreements under which any Target Company would reasonably be expected to be liable after the Closing Date for the Tax Liability of any Person other than such Target Company, other than customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes.
(g)    The charges, accruals, and reserves with respect to Taxes on the accounting Records of each Target Company are adequate and are at least equal to that Target Company’s liability for Taxes and to the Target Companies’ Liabilities for Taxes on a consolidated basis, respectively.
(h)    To the Knowledge of Seller, there is no current, pending or threatened dispute between a Target Company and any Governmental Authority with respect to Taxes, nor is there any current, pending or threatened audit or investigation by any Governmental Authority with respect to Taxes of any Target Company and to the Knowledge of Seller, no such dispute, audit or investigation is anticipated.
(i)    Each Target Company has maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(i)	prepare and submit any information, notices, computations, returns and payments required in respect of any Law relating to Tax;

(ii)	prepare any accounts necessary for compliance with any Law relating to Tax; and

(iii)	retain necessary records as required by any Law relating to Tax, including, without limitation, such elections as are required to support the positions taken in the Tax Returns.
(j)    Each Target Company is in compliance in all material respects with the arm’s length principle for any Affiliate Transaction, and all transfer pricing documentations required have been properly prepared and submitted to the appropriate Governmental Authority.
(k)    Seller has made or caused Selling HoldCos and Target Companies to make available to Buyer all documentation relating to any applicable Tax holidays, incentives and/or exemptions with respect to any Target Company. Each Target Company is in compliance with the requirements of any applicable Tax holidays, incentive and/or exemptions in all material respects; in particular, to the Knowledge of Seller, the Chinese Target Company has been in compliance

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with the requirements for it to be eligible for the high-tech enterprise qualification per the applicable PRC Law and policies of the applicable Tax authorities.
(l)    Each Target Company at all times since incorporation has been tax resident in the jurisdiction where it is incorporated and has not been a resident in any other jurisdiction.
SECTION 3.15.    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or any Target Company would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by such Target Company or any of its Affiliates (provided that any such arrangements made by Seller shall be paid by Seller). For the avoidance of doubt, any fees payable to JP Morgan listed in Schedule 3.15 of the Disclosure Schedule shall be paid by Seller.
SECTION 3.16.    Insurance.
(a)    Schedule 3.16 of the Disclosure Schedule contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, any Target Company as of the date hereof.
(a)    As of the date hereof, none of the Target Companies have received any written notice from any insurer under any such insurance policies, canceling or materially and adversely amending any such policy.
SECTION 3.17.    Licenses, Permits and Authorizations.
(a)    Except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.20), the Target Companies have obtained all of the material licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit them to own, operate, use and maintain their assets in all material respects in the manner in which they are now owned, operated, used and maintained and to conduct in all material respects the business of the Target Companies as currently conducted.
(b)    As of the date hereof, there are no material Actions pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit.
(c)    All material licenses, approvals, consents, registrations and permits obtained by the Target Companies are valid and in full force and effect.
SECTION 3.18.    Properties; Assets.
(a)    Schedule 3.18(a) of the Disclosure Schedule lists, as of the date hereof, all Owned Real Property. The Chinese Target Company has the legal right to own, use, lease, mortgage and dispose of the building that constitutes its Owned Real Property and the Chinese Target Company has the legal right to own, transfer, lease and dispose of the land use rights in connection

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with land where its Owned Real Property is located, subject to any Permitted Liens. The Malaysian Target Company has good and marketable title (or its equivalent under the applicable Law) to its Owned Real Property, subject only to any Permitted Liens. As of the date hereof, no Target Company has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of the Owned Real Property, except for any such Action that, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in material Liability to the Target Companies (taken as a whole) or otherwise materially interfere with the conduct of the business of the Target Companies (taken as a whole) in substantially the manner currently conducted.
(b)    Schedule 3.18(b) of the Disclosure Schedule lists, as of the date hereof, all Leased Real Property. (i) The applicable Target Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession in all material respects of, the applicable Leased Real Property, subject to any Permitted Liens and (ii) no Target Company has, as of the date hereof, received any written notice from any lessor of such Leased Real Property of, nor does Seller have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute, a default by the party that is the lessee of such Leased Real Property.
SECTION 3.19.    Intellectual Property.
(a)    Schedule 3.19(a) of the Disclosure Schedule lists each (i) patent and patent application, (ii) registered trademark and service mark, and application for the registration thereof, (iii) registered Copyright and (iv) registered domain name owned by any Target Company as of the date hereof (the “Target Company Registered Intellectual Property”). To the Knowledge of Seller, no Action is pending or threatened challenging the validity, enforceability, registration or ownership of any material Target Company Registered Intellectual Property except for any such Action which, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in any material Liability to the Target Companies (taken as a whole), or otherwise materially interfere with the conduct of the business of the Target Companies (taken as a whole) in substantially the manner currently conducted.
(b)    Except for any event, occurrence, state of facts, effect, development or other matter that, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in any material Liability to the Target Companies (taken as a whole), or otherwise materially interfere with the conduct of the business of the Target Companies (taken as a whole) in substantially the manner currently conducted, (i) to the Knowledge of Seller, the Target Companies are not infringing upon, misappropriating, diluting, or otherwise violating any Intellectual Property of any Person, and (ii) no Action is pending, or to the Knowledge of Seller, is threatened, alleging that any Target Company is infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property of any Person.
(c)    Seller owns and has title, or has sufficient right to use, to the Intellectual Property free of any Lien it will license to the Chinese Target Company and the Malaysian Target Company under the Chinese Target Company IP License Agreement and the Malaysian Target Company IP License Agreement, respectively, and has sufficient right and authority to grant such

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licenses. The foregoing shall not be deemed a representation or warranty regarding non-infringement of third party Intellectual Property, which is addressed solely by Section 3.19(b).
(d)    Seller owns and has title to the trademark it will license to the Chinese Target Company and the Malaysian Target Company under the Chinese Target Company Trademark License Agreement and the Malaysian Target Company under the Trademark License Agreement, respectively, and has sufficient right and authority to grant such licenses. The foregoing shall not be deemed a representation or warranty regarding non-infringement of third party Intellectual Property, which is addressed solely by Section 3.19(b).
SECTION 3.20.    Environmental Matters.
(a)    Each Target Company is currently in material compliance with all applicable Environmental Laws. As of the date hereof, each Target Company holds all permits required under applicable Environmental Laws to authorize each Target Company to operate their assets in a manner in which they are now operated and maintained and to conduct the business of such Target Company as currently conducted. As of the date hereof, there are no written claims or notices of violation pending or, to the Knowledge of Seller, threatened, against any Target Company alleging violations of or Liability under any Environmental Law.
(b)    To the Knowledge of Seller and except as in compliance with applicable Environmental Law: (i), no Target Company has engaged in any Hazardous Activity; (ii) no Target Company has disposed or arranged for the disposal of any Hazardous Materials; and (iii) no Target Company has assumed any liability for any Hazardous Activity or Hazardous Materials by contractual agreement.
(c) This Section 3.20 provides the sole and exclusive representations and warranties of Seller in respect of environmental matters, including any and all matters arising under Environmental Law.
SECTION 3.21.    Absence of Changes. From the Accounts Date to the date of this Agreement, the Target Companies have conducted their business in the Ordinary Course of Business in all material respects and there has not been any:

(a)    change in any Target Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Target Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Target Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, in each case, except as a result of actions carried out in accordance with Schedule 6.01(d) of the Disclosure Schedule;
(b)    material amendment to the Organizational Documents of any Target Company;

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(c)    material payment or increase by any Target Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any material employment, severance, or similar Contract with any director, officer, or employee;
(d)    adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Target Company;
(e)    damage to or destruction or loss of any tangible asset or property of any Target Company, whether or not covered by insurance, which materially and adversely affects the tangible properties, assets, business or financial condition of any Target Company;
(f)    entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any material contract or transaction involving a total remaining commitment by or to any Target Company of at least $500,000;
(g)    sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of any Target Company or any mortgage, pledge, or imposition of any Lien or other encumbrance on any material asset or property of any Target Company, including the sale, lease, or other disposition of, but excluding any license to, any of the Intellectual Property owned by any Target Company, with a value to such Target Company in excess of $500,000;
(h)    cancellation or waiver of any claims or rights with a value to any Target Company in excess of $500,000;
(i)    any material change in the accounting methods used by any Target Company; or
(j)    agreement, whether oral or written, by any Target Company to do any of the foregoing.
SECTION 3.22.    Affiliate Transactions. Except (a) Contracts relating to labor and employment matters (including employment agreements) and (b) Contracts between or among the Target Companies, none of the Target Companies is party to any material Contract with any (i) present or former officer or director of any Target Company or (ii) Seller or any of its Affiliates (other than any other Target Company) (any such Contract, an “Affiliate Transaction”).
SECTION 3.23.    Sufficiency of Assets. After giving effect to the execution and delivery of the Ancillary Agreements, and the consummation of the transactions contemplated thereby, and except for any Affiliate Transactions terminated pursuant to Section 6.11, immediately after the Closing, the Target Companies (taken as a whole) will beneficially own or otherwise have legal title to or legal right to use such assets and properties

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required to operate the business of each Target Company in all material respects substantially in the same manner as currently conducted by each Target Company on the date of this Agreement; provided that the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of assets, Contracts, permits and other properties and any claim or right or benefit arising thereunder or resulting therefrom, may require notice to or consent of a third party or filings with a Governmental Authority which have not been obtained, and that such matters are addressed elsewhere in this Agreement.
SECTION 3.24.    No Additional Representation or Warranties. Except as provided in this Article III, neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever, either written or oral, to Buyer or any of its Affiliates with respect to the Target Companies or their business, assets, condition or operations, and no such party shall be liable in respect for the accuracy or completeness of any information provided to Buyer or its Affiliates.
SECTION 3.25.    No Material Adverse Effect. Since the Accounts Date, no Target Company has suffered any Material Adverse Effect and no event has occurred, and no circumstance exists, and no fact known to Seller, that can reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Except as set forth in the Disclosure Schedules to this Agreement, Seller represents and warrants to Buyer (both for itself and, as applicable, for and on behalf of each Selling HoldCo), as of the date hereof and as of the Closing Date, that the following representations and warranties are true and correct (it being understood that any reference to Seller in this Article IV includes the reference to each Selling Holdco, as applicable, except for Section 4.03):
SECTION 4.01.    Organization of Seller. Seller has been duly incorporated or organized and is validly existing in good standing as a corporation or other entity under the Laws of the jurisdiction of its organization, and has full power and authority to own or use the properties and assets that it purports to own or use, to conduct its business as it is now being conducted.
SECTION 4.02.    Due Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party and (subject to the approvals described in Section 4.05) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or such Ancillary Agreements. This Agreement has

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been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto) constitutes, and each Ancillary Agreement to which it is party will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
SECTION 4.03.    Title to Equity Interests. Seller is the sole equityholder of the Selling HoldCos and has the power and authority to cause the Selling HoldCos to consummate the Equity Purchase. The Selling HoldCos own, beneficially and of record, and have good and valid title to, the Purchased Equity, free and clear of any Liens other than (i) as may be set forth in the Organizational Documents of the Target Companies or (ii) for any restrictions on sales of securities under applicable securities Laws.
SECTION 4.04.    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05, the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, as of the Closing, (a) materially violate any provision of, or result in the material breach of, any applicable Law to which Seller is subject or by which any property or asset of Seller is bound; (b) materially contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or materially modify, any material Governmental authorization that is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by, Seller; (c) conflict with the Organizational Documents of Seller or (d) materially violate any provision of or result in a material breach of, or require a consent under, any material Contract to which Seller is party, or terminate or result in the termination of any such Contract, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of Seller.
SECTION 4.05.    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement (to extent of any relevance), no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Seller as a result of Seller’s execution or delivery of this Agreement or any Ancillary Agreement to which it is party, or the consummation of the transactions contemplated hereby or thereby, except for the Regulatory Approvals.
SECTION 4.06.    Litigation and Proceedings. As of the date hereof, there are no pending or, to the Knowledge of Seller, threatened, Actions or, to the Knowledge of Seller, investigations by or before any Governmental Authority against Seller that, individually or in the aggregate, would reasonably be expected to materially interfere with

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Seller’s ability to enter into this Agreement and consummate the transactions contemplated hereby. As of the date hereof, there is no Governmental Order purporting to materially enjoin or restrain Seller or that, individually or in the aggregate, has resulted in or would reasonably be expected to materially interfere with Seller’s ability to enter into this Agreement and consummate the transactions contemplated hereby.
SECTION 4.07.    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or any Target Company would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, that the following representations and warranties are true and correct:
SECTION 5.01.    Organization of Buyer. Buyer has been duly incorporated and is validly existing and in good standing (or equivalent status, as applicable) as a joint stock company under the Laws of PRC, and has full power and authority to own or use the properties and assets that it purports to own or use, to conduct its business as it is now being conducted.
SECTION 5.02.    Due Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party and (subject to the approvals described in Section 5.04) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement or such Ancillary Agreement, except for the outbound investment filing and registration to be completed with the Governmental Authority by the Buyer in connection with the Equity Purchase. This Agreement has been, and each Ancillary Agreement to which Buyer is party will be, duly and validly executed and delivered by Buyer and (assuming this Agreement and such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties hereto and thereto) will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
SECTION 5.03.    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.04, the execution and delivery

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by Buyer of this Agreement and each Ancillary Agreement to which it is party, and the consummation of the transactions contemplated hereby or thereby do not and will not, as of the Closing, (a) materially violate any provision of, or result in the material breach of, any applicable Law to which Buyer is subject or by which any property or asset of Buyer is bound, (b) materially contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or materially modify, any material Governmental authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; (c) conflict with the Organizational Documents of Buyer or (d) materially violate any provision of or result in a material breach of, or require a consent under, any material Contract to which Buyer is party, or terminate or result in the termination of any such Contract, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of Buyer.
SECTION 5.04.    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Seller contained in this Agreement, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer as a result of Buyer’s execution or delivery of this Agreement or any Ancillary Agreement to which it is party, or the consummation of the transactions contemplated hereby or thereby, except for the Regulatory Approvals.
SECTION 5.05.    Litigation and Proceedings. As of the date hereof, there are no pending or, to the Knowledge of Buyer, threatened, Actions or, to the Knowledge of Buyer, investigations by or before any Governmental Authority against Buyer that, individually or in the aggregate, would reasonably be expected to materially interfere with Buyer’s ability to enter into this Agreement and consummate the transactions contemplated hereby. As of the date hereof, there is no Governmental Order purporting to materially enjoin or restrain Buyer or that, individually or in the aggregate, has resulted in or would reasonably be expected to materially interfere with Buyer’s ability to enter into this Agreement and consummate the transactions contemplated hereby.
SECTION 5.06.    Financial Ability. Buyer has, and will have at the Closing, cash on hand necessary to consummate the transactions contemplated by this Agreement, including (a) making payment of the Purchase Price to Seller at Closing and (b) paying all related fees and expenses.
SECTION 5.07.    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Seller or any Target Company would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

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SECTION 5.08.    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Buyer acknowledges and agrees that neither Seller or any of its Affiliates, or any of their respective agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and Buyer has not relied on any representation, warranty or statement of any kind), beyond those expressly given in Articles III and IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement, the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Seller, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, vehicle, asset, property and business of the Target Companies are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Articles III and IV, with all faults and without any other representation or warranty of any nature whatsoever.
SECTION 5.09.    Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Equity Purchase. Buyer confirms that Seller has made available to Buyer and its Affiliates and their respective agents and representatives the opportunity to ask questions of the officers and management employees of the Target Companies as well as access to the documents, information and records of the Target Companies and to acquire additional information about the business and financial condition of the Target Companies, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Target Companies and their respective properties, assets, business, financial condition, documents, information and records.
ARTICLE VICOVENANTS TO BE PERFORMED SOLELY PRIOR TO CLOSING
SECTION 6.01.    Conduct of Business Prior to the Closing; Certain other Actions.
(d)    From the date hereof through the Closing, Seller and the Selling HoldCos shall cause the Target Companies to, except as would constitute a violation of applicable Law, as set forth on Schedule 6.01 of the Disclosure Schedule (including actions carried out in accordance with the actions described in Schedule 6.01(d) of the Disclosure Schedule), as contemplated by this Agreement or as consented to by Buyer or its Affiliates, use commercially reasonable efforts to operate its business in the Ordinary Course of Business and substantially in accordance with past practice; use commercially reasonable efforts to preserve the goodwill of its business; and

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use its commercially reasonable efforts to preserve intact its current business relationships. Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as set forth on Schedule 6.01 of the Disclosure Schedule (including actions carried out in accordance with the actions described in Schedule 6.01(d) of the Disclosure Schedule), as contemplated by this Agreement or as consented to by Buyer or its Affiliates, Seller and the Selling HoldCos shall not permit any Target Company to, and shall cause the Target Companies not to:

(i)	change or amend the Organizational Documents of any Target Company;

(ii)	make or declare any dividend or distribution to the stockholders of any Target Company;

(iii)
in respect of each Target Company, reduce share capital, or allot or issue any stocks or any securities or loan capital convertible into the Equity Interest, purchase, redeem, dispose of, retire or acquire any such stocks or securities, or agree to do so, or sell or give any option, right to purchase or encumbrance over any such stocks or securities;

(iv)	acquire any single asset with a value of more than $500,000, other than in the Ordinary Course of Business;

(v)
except in the Ordinary Course of Business, consistent with past practice, (A) materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 3.11 of the Disclosure Schedule; or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Schedule 3.11 of the Disclosure Schedule; provided that Seller shall give Buyer prior notice of any action Seller proposes to take pursuant to this clause (v);

(vi)
sell, assign, transfer, convey, lease, license, abandon, permit to lapse, dedicate to the public, encumber (other than an encumbrance that constitutes a Permitted Lien) or otherwise dispose of any assets or properties with a value of more than $500,000, except in the Ordinary Course of Business consistent with the past practices and at fair value;

(vii)
enter into any employment contract, or renew or amend any existing employment contract (including with regard to any Target Company Benefit Plans) of any key employee, under which such employee’s annual remunerations is $175,000 or more, or terminate any existing employment contract of any key employee, except for those employment contracts to which

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Seller and Buyer mutual agree to terminate prior to or at the Closing;

(viii)
except as otherwise required by existing policies or Contracts, or in the Ordinary Course of Business, (A) adopt, enter into or materially amend any Target Company Benefit Plan, (B) grant any material increase in compensation or severance pay to any officer of any Target Company or (C) enter into any labor or collective bargaining agreement;

(ix)	acquire by merger or consolidation with, or merge or consolidate with, or purchase all or a material portion of the assets of, any other Person or any business organization or division thereof;

(x)
make any loans or investments in, or advances of money to, any Person (other than any Target Company), with a value of more than $200,000, except for advances to employees or officers of any Target Company for expenses incurred in the Ordinary Course of Business;

(xi)
make or rescind any material Tax election to the extent such action would adversely affect Buyer or any Target Company post-Closing or (B) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices of any Target Company;

(xii)
cancel, compromise or settle any Action, except any settlement (A) involving a payment of less than $500,000 plus any amount(s) subject to reimbursement from any insurance provider or (B) which does not impose on any Target Company any material post-Closing sanctions or restrictions on business operations;

(xiii)
incur or assume any indebtedness for borrowed money (other than any such indebtedness among any Target Company and/or any of its Affiliates on the one hand, and any Target Company and/or any of its Affiliates on the other hand) in excess of $200,000;

(xiv)	grant any license to or assign any of the Target Companies’ Intellectual Property, other than in the Ordinary Course of Business; or

(xv)	enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01.

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(e)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to Control or direct the operations of Seller, the Selling HoldCos, or the Target Companies prior to the Closing. Prior to the Closing, each of Seller, the Selling HoldCos, the Target Companies and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete Control and supervision over their respective businesses.
(f)    Prior to Closing, Seller and Buyer shall not, and shall not permit any of its Affiliates to, take any action or fail to take any action that would reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied or that would otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated this Agreement.
(g)    The Parties shall take, and Seller shall cause the Selling HoldCos and the Target Companies to take, the actions described in Schedule 6.01(d) of the Disclosure Schedule, as and when required by such Schedule 6.01(d) (whether before, at or after the Closing).
SECTION 6.02.    Execution of Certain Agreements.
(c)    The Parties agree to enter into the following agreements in due course promptly following the date of this Agreement: (i) (A) the Chinese Target Company Joint Venture Contract; and (B) the Local China Transfer Agreement; and (ii) the escrow agreement(s) referred to in Section 2.03(c).
(d)    The Parties further agree to enter into the Export Control Memorandum of Understanding on the date of this Agreement for the purpose of applying for the Export Control Approvals (if required, as defined below), and governing the actions to be taken by the Parties and/or their Affiliates, as the case may be, in connection with obtaining any export license, permit or other authorization that is required under any Export Control Law for Seller, or any Affiliate of Seller, to sell, supply, export, reexport or transfer any commodities, software or technology to any of Buyer’s Affiliates (including, after the Closing, the Target Companies) in furtherance of the transactions contemplated in this Agreement or with respect to the possession, use, transfer and disposition of any such commodities, software or technology by Buyer or any of Buyer's Affiliates in connection with the performance by any of Buyer's Affiliates of any services for Seller or any of Seller's Affiliates after Closing, (collectively, the “Export Control Approvals”). If Seller determines that any Export Control Approval is required under the Export Control Laws per Section 6.14, Seller shall use its best efforts to obtain such Export Control Approval prior to the Closing. In the event of any inconsistency between the terms of the Export Control Memorandum of Understanding on the one hand and this Agreement or the Ancillary Agreements (other than the Export Control Memorandum of Understanding) on the other hand, the terms of this Agreement or the applicable Ancillary Agreement shall control. Seller agrees that from the date hereof, if Buyer engages suitable legal counsel experienced in the Export Control Laws reasonably acceptable to Seller (and any counsel whose names are provided by Seller shall be deemed accepted by Seller) (the “Buyer Counsel”): (i) Seller legal counsel shall work together with the Buyer Counsel in good faith to confirm if the Export Control Memorandum of Understanding is required per the Export Control Laws or otherwise as agreed by both Seller legal counsel and the Buyer Counsel, is customary in similar transactions, and if required or customary, Seller and its legal

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counsel shall negotiate in good faith any reasonable amendments to the Export Control Memorandum of Understanding proposed by the Buyer Counsel; and (ii) if Seller’s counsel and Buyer Counsel both agree that the Export Control Memorandum of Understanding is not required or customary, they will then immediately terminate the Export Control Memorandum of Understanding. The Export Control Memorandum of Understanding shall automatically terminate if this Agreement is terminated prior to Closing in accordance with its terms.
SECTION 6.03.    Access to Information. From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause the Target Companies to, cause its officers, directors, and employees, and shall use its commercially reasonable efforts to cause its agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel and representatives of Buyer who are subject to an appropriate confidentiality agreement reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and Records of the Target Companies and (b) furnish to the officers, employees, agents, accountants, counsel and representatives of Buyer who are subject to an appropriate confidentiality agreement such additional financial and operating data and other information regarding the assets, properties, Liabilities and goodwill of the Target Companies (or legible copies thereof) as Buyer may from time to time reasonably request, or as may be reasonably necessary, to facilitate the transactions contemplated by this Agreement, or for the purpose of preparing for the operation of the business of the Target Companies following the Closing, or otherwise for the purpose of preparing for Buyer’s post-Closing relationship with Seller and the Target Companies pursuant to this Agreement and the Ancillary Agreements; provided, that (i) such investigation shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; and (ii) Buyer and its representatives shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Buyer and its representatives shall be subject to the Confidentiality Agreement. All requests for access pursuant to this Section 6.03(a) shall be made to Seller.
(e)    From the date hereof until the Closing, upon reasonable notice, Buyer shall furnish to Seller such financial and operating data and other information as Seller may from time to time reasonably request, or as may be reasonably necessary, to facilitate the transactions contemplated by this Agreement, or otherwise for the purpose of preparing for Seller’s post-Closing relationship with Buyer and the Target Companies pursuant to this Agreement and the Ancillary Agreements; provided, however, that (i) such investigation shall only be upon reasonable notice and shall be at Seller’s sole cost and expense; (ii) in no event shall Buyer be required to provide Seller with any information, to the extent that Buyer determines (acting reasonably) that provision of such information (A) would result in the loss of any attorney-client or similar privilege, (B) constitute a breach or violation of any Listing Rules, Law or Contract, or any obligations of confidentially. All information obtained by Seller and its representatives shall be subject to the Confidentiality Agreement. All requests for access pursuant to this Section 6.03(b) shall be made to Buyer.

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SECTION 6.04.    Consents; Authorizations. Except with respect to Export Control Approvals and regulatory filings which are addressed in Sections 6.02(b) and 6.05, respectively, the Fabtronic Consent which is addressed in Section 6.09, the MAR Approval and Outbound Investment Filing and Registration, which are addressed in Section 6.07 and the SIP Approval, AIC Approval and MITI Approval which are addressed in Section 6.08, Seller and Buyer shall use commercially reasonable efforts to obtain as soon as reasonably practicable the consents, waivers, approvals, orders and authorizations reasonable necessary to consummate the transactions contemplated hereby; provided that neither party shall be required to bear unreasonable costs or expenses in connection therewith.
SECTION 6.05.    Regulatory Filings.
(a)    To the extent required under any Antitrust Laws, Buyer and/or Seller (as applicable) shall (and, to the extent required, shall cause its Affiliates to) as soon as practicable, make such filings with any Antitrust Authorities. Buyer and/or Seller (as applicable) shall substantially comply with any Antitrust Information or Document Requests.
(b)    To the extent that any approvals, consents and clearances may be necessary, proper or advisable under any Antitrust Laws, Buyer and/or Seller (as applicable) shall exercise its best efforts to obtain such approvals, consents and clearances and prevent the entry in any Action brought by an Antitrust Authority or any other Person or Governmental Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.
(c)    To the extent that any Anti-trust Laws are applicable to the transactions contemplated by this Agreement and/or the Ancillary Agreements, Buyer and/or Seller (as applicable) shall cooperate in good faith with the Antitrust Authorities and any other Governmental Authority that may grant or issue any approvals contemplated hereby and shall undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Sunset Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or other Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the transactions contemplated hereby the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Equity Purchase. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of the Target Companies or Seller or Buyer or its Affiliates to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Target Companies) shall not, individually, or in the aggregate (together with one or more other changes, events, circumstances, developments or facts) be deemed a failure to satisfy any condition specified in Article VIII.
(d)    Each Party shall promptly furnish to the other Party copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the actions and obligations contemplated by this

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Section 6.05, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the actions and obligations contemplated by this Section 6.05. To the extent practicable, each Party agrees to provide the other Party the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the actions and obligations contemplated by this Section 6.05. Each Party shall reasonably cooperate with the other Party in responding to or submitting any filing to any Antitrust Authority. The foregoing rights obligations under this Section 6.05(d) are subject in each case to applicable Law, the requirements imposed by the relevant Governmental Authorities, and the obligated Party’s confidentiality obligations to any such third party.
(e)    The Parties shall be jointly responsible, in equal portions, for and pay all filing fees payable to the Antitrust Authorities, if any, in connection with the transactions contemplated by this Agreement.
(f)    To the extent that a filing is required under any Anti-trust Laws for the transactions contemplated by this Agreement and/or the Ancillary Agreements, Buyer and/or Seller (as applicable) will not withdraw its filing under any Antitrust Law, as the case may be, and refile such filing unless the other Party has consented in advance to such withdrawal and refiling.
SECTION 6.06.    Intentionally Omitted.
SECTION 6.07.    MAR Approval; Outbound Investment Filing and Registration.
(a)    Promptly following the date hereof, Buyer shall exercise its best efforts to (i) (A) obtain the board resolution of the Buyer approving the transaction contemplated hereunder; (B) obtain the shareholder resolution of the Buyer approving the transaction contemplated hereunder as required by the stock exchange where the Buyer is listed or traded (the “Stock Exchange”)and the Listing Rules; (C) pass the review from the Stock Exchange regarding the transaction contemplated hereunder in accordance with the Listing Rules; and (D) obtain other approvals or fillings as may be required by the Stock Exchange or the Listing Rules. (collectively, the “MAR Approval) and (ii) with respect to the Equity Purchase of the Malaysian Target Company, obtain the outbound investment filing and registration with the of National Development & Reform Commission (“NDRC”, including its competent local counterparts), the Ministry of Commerce (“MOFCOM”, including its competent local counterparts) and the competent commercial banks designated by the State Administration of Foreign Exchange (“SAFE”, including its competent local counterparts) (collectively, the “Outbound Investment Filing and Registration”) in accordance with the Outbound Rules, and shall take all actions necessary or appropriate in connection therewith, including by making such filings and notices with, and paying such fees and expenses to, any Governmental Authority or other third party as reasonably necessary to obtain the MAR Approval and the Outbound Investment Filing and Registration.

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(b)    Seller agrees to use its commercially reasonable efforts to furnish or cause to be furnished to Buyer, upon written request, as promptly as practicable, such information, cooperation and assistance as Buyer may reasonably request for the purposes of satisfying the MAR Approval requirements (it being understood that Seller shall provide Buyer with the balance sheet and income statement of the Interim Financial Statements of each of the Target Companies on or before October 31, 2015, and the statement of change in equity and cash flow statement of the Interim Financial Statements of each of the Target Companies on or before November 15, 2015); provided, however, that in no event shall Seller be required to provide Buyer with any information, to the extent that Seller determines (acting reasonably) that provision of such information (A) would result in the loss of any attorney-client or similar privilege, (B) constitute a breach or violation of Law or Contract, or any other obligation of confidentiality.
SECTION 6.08.    SIP Approval; AIC Approval; MITI Approval
(a)    Seller shall cause the Chinese Target Company to, as soon as practicable, and the Parties shall, exercise their respective best efforts to obtain (x) the approval issued by the MOFCOM’s local counterpart in SIP on (i) the Local China Transfer Agreement and the consummation of the transaction contemplated thereby, (ii) the Chinese Target Company Joint Venture Contract, if applicable, and (iii) the amended and restated articles of association of the Chinese Target Company (collectively the “SIP Approval”) and (y) the AIC Approval. Seller shall cause the Malaysian Target Company to, as soon as practicable, take all necessary actions to submit the requisite application and information to obtain the MITI Approval.
(b)    Seller and Buyer agree to furnish or cause to be furnished to the Chinese Target Company and the Malaysian Target Company, upon request, as promptly as practicable, such information, documents and assistance as the Chinese Target Company or the Malaysian Target Company may reasonably request in writing (and in each case, including the request by the relevant Government Authorities from time to time) for the purposes of satisfying the requirements for and obtaining the SIP Approval and the AIC Approval (in the case of the Chinese Target Company) and the MITI Approval (in the case of the Malaysian Target Company).
(c)    Seller agrees to use commercially reasonable efforts to apply to MITI for the removal of the equity ownership restrictions attached to the manufacturing license dated 23 May 1987 (the “Malaysian Extension”). Notwithstanding the foregoing, for the avoidance of doubt, it is agreed and understood that (i) receipt of the Malaysian Extension shall not be a condition to any Party’s obligations to consummate the transactions contemplated by this Agreement, (ii) receipt of the Malaysian Extension shall in no event be deemed to form a part of the MITI Approval and (iii) in the event that Seller determines that applying for the Malaysian Extension would delay or otherwise hinder the Parties’ ability to obtain the MITI Approval or MITI’s grant of the MITI Approval, Seller shall be permitted take such action or inaction as it deems necessary or appropriate to avoid such delay or hindrance, including by filing a separate application for the Malaysian Extension from the application for the MITI Approval, or filing for the Malaysian Extension after the filing for the MITI Approval has been made or obtained.
SECTION 5.09.    Certain covenants regarding Malaysian Target Company. Prior to Closing, Seller shall: (i) use its commercially reasonable efforts to obtain the consent

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of Fabtronic Sdn. Bhd. for the Equity Purchase (the “Fabtronic Consent”) pursuant to the Outsourcing Agreement dated 19 December 2007 entered into between Fabtronic Sdn. Bhd and the Malaysian Target Company; and (ii) use its commercially reasonable efforts to renew the Malaysian Target Company’s licenses, approvals, consents, registrations and/or permits listed in Schedule 3.17(a) of Disclosure Schedule, in each case, to the extent the same have lapsed or expired.
SECTION 6.10.    Notice of Developments.
(a)    Prior to the Closing Date, Seller shall promptly notify Buyer in writing of: (i) any written notice or other communication to Seller from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any written notice or other communication from any Governmental Authority to Seller in connection with the transactions contemplated by this Agreement; (iii) any Action commenced or, to Seller’s knowledge, threatened against, relating to, involving or otherwise affecting the Target Companies’ business, or that relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or condition that causes or constitutes a breach of any representation, warranty or covenant of Seller contained in this Agreement of which Seller or any Target Company becomes aware, and which would make the timely satisfaction of any of the conditions set forth in Sections 8.01(a) or 8.01(b) impossible or unlikely. No such notice or delivery will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Buyer under this Agreement.
(b)    Prior to the Closing Date, Buyer shall promptly notify Seller in writing of: (i) any written notice or other communication to Buyer from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any written notice or other communication from any Governmental Authority to Buyer in connection with the transactions contemplated by this Agreement; (iii) any Action commenced or, to Buyer’s knowledge, threatened against, relating to, involving or otherwise affecting the consummation of the transactions contemplated by this Agreement; and (iv) any fact or condition that causes or constitutes a breach of any representation, warranty or covenant of Buyer contained in this Agreement of which Buyer becomes aware, and which would make the timely satisfaction of any of the conditions set forth in Sections 8.02(a) or 8.02(b) impossible or unlikely. No such notice or delivery will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of Seller under this Agreement.
SECTION 6.11.    Affiliate Transactions. Except as set forth in Schedule 6.01(d) of the Disclosure Schedule, Seller shall cause all Affiliate Transactions to be terminated, voided, cancelled and discharged in their entirety effective as of the Closing; provided, however, that, except as set forth in Schedule 6.01(d) of the Disclosure Schedule, any unsatisfied receivables or payables as between Seller or any of its Affiliates on the one hand, and any Target Company on the other hand, shall not be required to be discharged as of the Closing and instead shall be satisfied by the applicable parties following the Closing in the Ordinary Course of Business, consistent with past practice.

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SECTION 6.12.    Malaysian Target Company Tax Holiday. Prior to the Closing, Seller shall cause the Malaysian Target Company to comply with the Pioneer Tax Incentive (if applicable, as amended by the applicable Government Authority). Notwithstanding any other provision of this Agreement, Buyer acknowledges and agrees that (i) its only remedy for Seller’s breach of this Section 6.12 shall be a claim for indemnification pursuant to Section 9.02(b), (ii) Seller’s indemnification obligations with respect to any breach of this Section 6.12 shall be limited to any Tax Losses incurred by Buyer and/or the Malaysian Target Company for the full tax holiday period (starting from March 2013 ending February 2018) as a result of such breach and (iii) Seller shall not be deemed to be in breach of this covenant provided that Seller applies for an amendment of the Pioneer Tax Incentive prior to 29 February 2016, but such amendment is only granted following the Closing, and for the avoidance of doubt, in such event, Seller shall only be deemed to be in breach hereof if and when its application for an amendment is formally denied by the applicable Government Authority. For purposes hereof, “Tax Losses” shall mean any Taxes which Buyer and/or the Malaysian Target Company (as the case may be) is or becomes liable to pay, and arising from or in connection with a breach of Seller under this Section 6.12 (including any charges, costs, penalties, fines and interest imposed by the Malaysian tax authorities on such Taxes and any unabsorbed balances for Tax purposes which have been utilized in advance, but excluding to the extent any such Taxes arise from Buyer’s failure to cause the Malaysian Target Company to comply with the Pioneer Tax Incentive post Closing).
SECTION 6.13.    Retention Bonuses. The Parties agree and acknowledge that certain Continuing Employees will be entitled to retention bonuses following the Closing, which will be paid to such Continuing Employees following the Closing (the “Retention Bonuses”, and the Continuing Employees entitled to the Retention Bonuses, the “Subject Employees”). Promptly following the date hereof, the Parties shall mutually agree on the identities of the Subject Employees, the amount of the Retention Bonus that each such Subject Employee shall be entitled to and any other terms and conditions relating to any such Retention Bonus. All of the Retention Bonuses shall be paid to the Subject Employees over a 3 to 5 year period following the Closing, in accordance with the terms applicable to each such Retention Bonus. With respect to (a) certain key Subject Employees agreed upon between the Parties as of the date hereof, Buyer shall be responsible for paying 50% of the Retention Bonuses, up to an aggregate payment by Buyer not to exceed $500,000, and Seller shall be responsible for paying the remaining amounts owed to such key Subject Employees and (b) all other Subject Employees, Seller shall be responsible for paying 100% of the Retention Bonuses. Seller shall fund any amounts for which it is responsible to Buyer for payment to the Subject Employees on an annual basis, so long as the Retention Bonuses are paid annually (or if such Retention Bonuses are paid on a semi-annual or quarterly basis, Seller shall fund its portion thereof on a semi-annual or quarterly basis, as applicable). In the event that any Retention Bonus is not paid to any Subject Employee for any reason or no reason, then the portion of such Retention Bonus funded by Seller shall be immediately reimbursed by Buyer to Seller. Notwithstanding anything herein to the contrary, in no event shall payment of the Retention Bonuses by Seller, Buyer, the Target Companies or any of their respective Affiliates be included in the cost structure or profit target calculation of the Target Companies and their Subsidiaries, or otherwise be included in any of the matters contemplated by that certain letter agreement to be entered into among Seller and Buyer with respect to the cost structure, profit target calculation and other similar matters of the Target Companies.

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SECTION 6.14.    Export Control Approvals Determination. Within 60 days of the date hereof, Seller shall reasonably determine if an application for any Export Control Approval is required in furtherance of the transactions contemplated in this Agreement or with respect to the possession, use, transfer and disposition of any such commodities, software or technology by Buyer (if applicable) or any of Buyer's Affiliates in connection with the performance by any of Buyer's Affiliates of any services for Seller or any of Seller's Affiliates after Closing, and shall notify Buyer in writing of such determination within five (5) days. At Buyer’s request, Seller shall provide the Buyer Counsel with evidence to support Seller’s determination that is reasonably satisfactory to such counsel. For the avoidance of doubt, if: (i) Seller determines per this section that the Export Control Approval is required, then the condition referred to in Section 8.03(c) must be satisfied on or before the Sunset Date for the Closing to occur; and (ii) for any reasons Seller does not make a determination within the 60-day period, then the condition referred to in Section 8.03(c) will be deemed to have been waived on expiry of such period. If Buyer Counsel, if appointed, disagrees with Seller’s determination, Buyer Counsel shall notify Seller within five (5) days of Seller’s notice to Buyer, and Seller and Buyer Counsel shall seek to resolve such disagreement in good faith within ten (10) days, but Buyer acknowledges and agrees that any such determination is ultimately in Seller’s reasonable discretion.
ARTICLE VII

OTHER COVENANTS
SECTION 7.01.    Further Assurances. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all the things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.
SECTION 7.02.    Confidentiality of Proprietary Information.
(a)    The Parties acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, provided that Seller and Buyer and the Selling HoldCos and the Target Companies may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate, and the terms and conditions of the applicable Target Company Shareholders’ Agreement will govern the use and disclosure of any confidential or proprietary information related to the Target Companies.
(b)    For a period of three (3) years after the Closing, each Party (in the context set forth in this Section 7.02(b), the “Receiving Party”) shall not, and shall cause its respective Affiliates and representatives not to, directly or indirectly, without the prior written consent of the other Party (in the context set forth in this Section 7.02(b), the “Disclosing Party”), disclose to any third party (other than each Party’s respective Affiliates and representatives) any confidential

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or proprietary information of the Disclosing Party made available to the Receiving Party pursuant to the provisions of this Agreement, the Confidentiality Agreement or the Ancillary Agreements; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.02(b), (B) independently developed by the Receiving Party or any of its Affiliates without reference to or use of any such information disclosed by the Disclosing Party or (C) that is proprietary or confidential information of the Target Companies, the use and disclosure of which shall be governed by the applicable Target Company Shareholders’ Agreement, or (ii) prohibit any disclosure (x) required by Law so long as, to the extent legally permissible and feasible, the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure and a reasonable opportunity to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.
SECTION 7.03.    Intentionally Omitted.
SECTION 7.04.    Tax Cooperation. Each Party agrees to furnish or cause to be furnished to the other Party, upon written request, as promptly as practicable, such information, cooperation and assistance as the other Party may reasonably request to (i) make any election relating to Taxes, (ii) prepare for any audit by a taxing authority or prosecution or defense of any claim, suit or proceeding relating to Taxes, (iii) obtain any Tax refund or credit, or (iv) obtain any mitigation, reduction or elimination of Taxes (including withholding) available under applicable Law, in each case in connection with any transaction contemplated hereby.
SECTION 7.05.    Transfer Taxes. Unless otherwise required by Law, any stamp duty resulting from the transactions contemplated under this Agreement and the Ancillary Agreements shall be shared equally between Seller and Buyer. Each Party will complete all necessary Tax Returns and other documentation with respect to all such stamp duty under any applicable Law and pay for such Taxes as and when they become due and payable under any applicable Law. For the avoidance of doubt, this Section 7.05 shall not apply to any ordinary income Tax of Seller arising out of the Equity Purchase.
SECTION 7.06.    Post-Closing Filing. After the Closing, the Parties shall cause the Chinese Target Company to (i) modify the Chinese Target Company’s foreign exchange registration information with the SAFE; (iii) modify the Chinese Target Company’s tax registration information with local state and local tax bureau; and (iv) if applicable, complete other filing/modification as required by applicable Laws.
ARTICLE VIII

CONDITIONS TO CLOSING
SECTION 8.01.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the

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fulfillment or written waiver by Buyer, at or prior to the Closing, of each of the following conditions, which are inserted for the sole benefit of Buyer:
(c)    Representations, Warranties and Covenants. (i) Each of the Fundamental Seller Representations shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct in all material respects as of such date) and (ii) each of the other representations and warranties of Seller contained in Articles III and IV of this Agreement, without giving effect to materiality, Material Adverse Effect or other similar qualifications, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date) as if made at and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct does not have or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(d)    Seller Performance. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects;
(e)    Bring Down Certificate. Buyer will have received a certificate executed by Seller confirming (i) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.01(a) and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.01(b) (the “Seller Bring Down Certificate”); and
(f)    Outbound Investment Filing and Registration and MAR Approval. Buyer shall have obtained the Outbound Investment Filing and Registration and the MAR Approval.
(g)    Closing Deliverables. Seller shall have delivered, or caused to be delivered, to Buyer the Seller Closing Deliverables.
SECTION 8.02.    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Seller, at or prior to the Closing, of each of the following conditions, which are inserted for the sole benefit of Seller:
(a)    Representations, Warranties and Covenants. (i) Each of the Fundamental Buyer Representations shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made on the Closing Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct in all material respects as of such date) and (ii) each of the other representations and warranties of Buyer contained in Article V of this Agreement, without giving effect to materiality or other similar qualifications, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing

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Date (other than such representations and warranties that expressly address matters only as of another specified date, which need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations pursuant to this Agreement and the Ancillary Agreements to which it is party or to consummate the transactions contemplated hereby or thereby in a timely manner;
(b)    Buyer Performance. The covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects;
(c)    Bring Down Certificate. Seller will have received a certificate executed by Buyer confirming (i) the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.02(a) and (ii) the performance of and compliance with its covenants and obligations to be performed or complied with at or prior to the Closing in accordance with Section 8.02(b) (the “Buyer Bring Down Certificate”);
(d)    Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller the Buyer Closing Deliverables.
SECTION 8.03.    Conditions to Obligations of Seller and Buyer. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by both Seller and Buyer, at or prior to the Closing, of each of the following conditions, which are inserted for the common benefit of Seller and Buyer:
(g)    Antitrust and other Governmental Approvals. To the extent there are any required waiting periods or approvals applicable to this Agreement and the transactions contemplated hereby under any Antitrust Law, such waiting periods and approvals shall have expired or been terminated or shall have been received, as the case may be.
(h)    SIP Approval and MITI Approval. The Chinese Target Company shall have obtained the SIP Approval and the Malaysian Target Company shall have obtained the MITI Approval.
(i)    Export Control Approvals. If applicable, Seller shall have obtained the Export Control Approvals (the necessity of an application for which is determined pursuant to Section 6.14).
ARTICLE IX

SURVIVAL AND INDEMNIFICATION
SECTION 9.01.    Survival of Representations and Warranties. The representations and warranties of the Parties contained in Articles III, IV and V and the,

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covenants contained herein required to be performed prior to the Closing shall survive the Closing until the fifteen (15) month anniversary of the Closing; provided, however, that the representations and warranties made by Seller under Section 3.14 shall survive until the expiration of the applicable statute of limitations. All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. No Party shall have any Liability for indemnification claims made under this Article IX with respect to any such representation, warranty or covenant unless a written notice of indemnification is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or covenant, as the case may be. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. If a written notice of indemnification has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved. Notwithstanding anything herein to the contrary, the survival periods set forth in this Section 9.01 shall not apply to claims of fraud.
SECTION 9.02.    Indemnification of Buyer by Seller. From and after the Closing, Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Buyer Indemnified Party”) shall be indemnified and held harmless by Seller for and against any and all Losses, arising out of or resulting from:
(j)    any breach of any representation or warranty made by Seller contained in Articles III or IV of this Agreement; or
(k)    any breach of any covenant or agreement by Seller in this Agreement.
SECTION 9.03.    Indemnification of Seller by Buyer. From and after the Closing, Seller and its respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by Buyer for and against any and all Losses, arising out of or resulting from:
(a)    any breach of any representation or warranty made by Buyer contained in Article V of this Agreement; or
(b)    any breach of any covenant or agreement made by Buyer in this Agreement.
SECTION 9.04.    Waiver. The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant or obligation, unless otherwise stated in such waiver.

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SECTION 9.05.    Limits on Indemnification.
(d)    Notwithstanding anything to the contrary contained in this Agreement:

(i)
Seller shall not be liable for any breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses actually incurred by the Buyer Indemnified Parties for such breach exceeds $100,000;

(ii)
Seller shall not be liable for any claim for indemnification pursuant to Section 9.02(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties equals or exceeds, in the aggregate, one percent (1%) of the Headline Amount (the “Threshold”), whereupon the Buyer Indemnified Parties shall be entitled to indemnification for the aggregate of all Losses, regardless of the Threshold (but subject to the limitations in Sections 9.05(a)(i) above and 9.05(a)(iii) below and any other limitations set forth in this Section 9.05); and

(iii)
the maximum amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties pursuant to Section 9.02 shall be, in the aggregate, twelve and one half percent (12.5%) of the Headline Amount.

The limitations of Sections 9.05(a)(ii) and 9.05(a)(iii) shall not apply with respect to indemnification for any breach of any Fundamental Seller Representation, any breach of Section 6.12 or any breach of any representations and warranties of Seller otherwise contained in this Agreement due to fraud by, or for and on behalf of Seller, any Selling Holdco or any Target Company. The limitations of Section 9.05(a)(i) shall not apply with respect to indemnification for any breach of Section 6.12 or any breach of any representations and warranties of Seller otherwise contained in this Agreement due to fraud by, or for and on behalf of Seller, any Selling Holdco or any Target Company.
(e)    In no event shall Seller be liable under Section 9.02 for any Losses attributable solely to the violation of any Law by Buyer or any of its Affiliates or arising from an action taken or not taken by Seller at the request of or with the consent of Buyer.
(f)    The amount of any Loss for which a Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by such Buyer Indemnified Party with respect to such Loss; (ii) any Tax benefits actually realized by such Buyer Indemnified Party with respect to such Loss and (iii) indemnification or reimbursement payments actually received by such Buyer Indemnified Party from third parties with respect to such Loss.

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(g)    If an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.
(h)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR, AND THE DEFINITION OF LOSSES SHALL NOT INCLUDE, ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OR MULTIPLES OF EARNINGS OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT EXCEPT, WITH RESPECT TO THE DEFINITION OF LOSSES, TO THE EXTENT SUCH DAMAGES ARE ACTUALLY AWARDED TO A GOVERNMENTAL AUTHORITY OR ANOTHER THIRD PARTY IN A THIRD PARTY CLAIM; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT LIMIT EITHER PARTY’S RIGHT TO RECOVER CONTRACT DAMAGES IN CONNECTION WITH THE OTHER PARTY’S FAILURE TO CLOSE IN VIOLATION OF THIS AGREEMENT.
(i)    Notwithstanding anything to the contrary herein, the Parties shall have a duty to use commercially reasonable efforts to mitigate any Loss in accordance with Law arising out of or relating to this Agreement or the transactions contemplated hereby.
(j)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Sections 9.02 or 9.03 and the Indemnifying Party could have recovered all or a part of such Losses from a third party, including any provider of insurance (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
(k)    The right to indemnification or other remedy pursuant to this Agreement shall not be affected by any investigation conducted at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, the applicable representation, warranty, covenant or agreement giving rise to the applicable claim for indemnification.
SECTION 9.06.    Notice of Loss; Third Party Claims.
(a)    An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within fifteen (15) days of becoming aware of the matter giving rise thereto, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

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(b)    If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article IX, within fifteen (15) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to provide a Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of a Claim Notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel (at its expense). In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s Control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, unless (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates.
(c)    Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought within fifteen (15) days of the Indemnified Party becoming aware of the matter giving rise to such claim; such notice describing in reasonable detail the nature of the claim, the amount of the claim or a reasonably detailed estimate thereof, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Subject to Section 9.01, failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.
SECTION 9.07.    Tax Treatment. The Parties agree that all payments made by Seller or Buyer to or for the benefit of the other under this Article IX, under other indemnity provisions of this Agreement or any Ancillary Agreement unless otherwise stated in this Agreement or any Ancillary Agreement, and for any breaches of

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representations, warranties, covenants or agreements under this Agreement or any Ancillary Agreement, shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.
SECTION 9.08.    Exclusive Remedy. Except as set forth in the immediately subsequent sentence, after the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the rights of indemnification set forth in this Article IX only and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. The foregoing sentence, however, will not operate to interfere with or impede the operation of the covenants and agreements contained herein that contemplate performance following the Closing, or any Party’s right to equitable remedies (including specific performance or injunctive relief) pursuant to Section 11.09 in respect of any such covenants or agreements.
ARTICLE X

TERMINATION
SECTION 10.01.    Termination. This Agreement may be terminated:
(l)    by the mutual written consent of Seller and Buyer;
(m)    by Seller or Buyer if (A) any of the conditions in Section 8.03 (which conditions, for the avoidance of doubt, do not include receipt of the AIC Approval) is not satisfied or waived as of 5:00 p.m. (Beijing Time) on the Sunset Date or (B) any consent or approval required under Section 8.03 is not granted on terms acceptable to Buyer or Seller (each acting reasonably) as of 5:00 p.m. (Beijing Time) on the Sunset Date, provided, that, for the avoidance of doubt, this clause (B) shall in no event be deemed to limit any of the Parties’ respective commitments or obligations under Sections 6.02(b), 6.05 and 6.08 to use best efforts (to the extent set forth in such Sections) or commercially reasonable efforts (in the case of Section 6.08(c)) to obtain the consents and approvals described therein;
(n)    by Seller or Buyer in the event that at or before the Closing, any Governmental Authority shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting or rendering illegal the transactions contemplated by this Agreement (including any of the Ancillary Agreements) and such Order, decree, ruling or other action shall have become final and non-appealable;
(o)    by Buyer prior to the Closing, by written notice to Seller from Buyer if:

(i)	there is any material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this

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Agreement, such that the conditions specified in Sections 8.01(a) or 8.01(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, for a period of up to thirty (30) days after receipt by Seller of notice from Buyer of such breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; provided that this right of termination shall not be available to Buyer if Buyer is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)
(A) any of the conditions set forth in Section 8.01(d) (which conditions, for the avoidance of doubt, do not include receipt of the AIC Approval) is not satisfied or waived as of 5:00 p.m. (Beijing Time) on the Sunset Date or (B) any consent or approval required under Section 8.01(d) is not granted on terms acceptable to Buyer (acting reasonably) as of 5:00 p.m. (Beijing Time) on the Sunset Date, provided, that, for the avoidance of doubt, this clause (B) shall in no event be deemed to limit any of the Parties’ respective commitments or obligations under Section 6.07 to use best efforts to obtain the consents and approvals described therein; provided further, however, that the right of termination in this Section 10.01(d)(ii) shall not be available to Buyer if Buyer’s failure to comply with its obligations under this Agreement has solely caused the failure of the Closing to occur; or

(p)    by Seller prior to the Closing, by written notice to Buyer from Seller if:

(i)
there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Sections 8.02(a) or 8.02(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, for a period of up to thirty (30) days after receipt by Buyer of notice from Seller of such breach (the “Buyer Cure Period”), such termination shall not be effective and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; provided that this right of termination shall not be available to the Seller if Seller is in material breach of any of its representations, warranties,

SECTION 10.02.    Effect of Termination. Each Party's right of termination under Section 10.01 is in addition to any other right it may have under this Agreement or otherwise.

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In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and be of no further force or effect and there shall be no Liability on the part of either Party except: (a) as set forth in Section 11.10; (b) that nothing herein shall relieve any Party from Liability for any willful material breach of this Agreement occurring prior to termination; and (c) this Article X will survive the termination of this Agreement and will remain in full force and effect.
ARTICLE XI

GENERAL PROVISIONS
SECTION 11.01.    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand, (b) sent by facsimile or email (with written confirmation of receipt in the case of telecopy and, in the case of email, so long as the sender thereof has not received an automatic notification from the recipient’s email server indicating that the recipient has not received the email), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representative (if applicable) and facsimile numbers or email addresses set forth below:

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(a)	if to Buyer:
Nantong Fujitsu Microelectronics Co., Ltd.
288 Chongchuan Road Nantong, Jiangsu China 226006 Facsimile: 0513 85058929 Email: jiang.shu@fujitsu-nt.com / ji.yj@fujitsu-nt.com
Attention: Shu Jiang / Yujuan Ji

with a copy to (which shall not constitute notice):

King & Wood Mallesons
Facsimile: 86 10 5878 5577 / 86 20 3891 2082 Email: xiongjin@cn.kwm.com / mohaibo@cn.kwm.com
Attention: Jin Xiong / Haibo Mo

(b)	if to Seller:
Advanced Micro Devices, Inc. 1 AMD Place Sunnyvale, CA 94088 USA
Attention: Harry Wolin, Senior Vice President and General Counsel Facsimile: 1.512.602.1252 Email: harry.wolin@amd.com with a copy to (which shall not constitute notice):

Latham & Watkins 140 Scott Drive Menlo Park, CA 94025
Attention: Tad Freese Facsimile: 1.650.463.2600 Email: tad.freese@lw.com

SECTION 11.02.    Public Announcements. No Party shall make, or cause to be made, any press release or public announcement in respect of the negotiations of the Parties or the subject matter or provisions of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

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SECTION 11.03.    Illegality and Severability. If application of any one or more of the provisions of this Agreement shall be unlawful under applicable Law and regulations, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.
SECTION 11.04.    Entire Agreement; Amendment; Waiver.
(d)    This Agreement, the Confidentiality Agreement, the Ancillary Agreements and any other agreements contemplated hereby or thereby among Buyer and Seller, constitute (along with the Disclosure Schedule, the exhibits, and the other documents to be delivered pursuant to this Agreement) the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between or among the parties with respect to the subject matter hereof or thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement, the Confidentiality Agreement or the Ancillary Agreements has been made or relied upon by any Party.
(e)    Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and approved by (i) in the case of a waiver, the Party waiving a right and (ii) in the case of an amendment, each of the Parties hereto.
(f)    No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.
SECTION 11.05.    Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each Party (which consent may be granted or withheld in the sole discretion of such Party) and any such assignment or attempted assignment without such consent shall be void. In the event of a permitted assignment hereof, any such assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
SECTION 11.06.    Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission

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or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to, or outside the ordinary course of, its business or required to be disclosed on the Disclosure Schedule. The Disclosure Schedule identifies items of disclosure with respect to a particular Schedule of the Disclosure Schedule by reference to the corresponding section of this Agreement, provided, however, that each disclosure in the Disclosure Schedule shall be deemed to qualify all other sections of this Agreement, notwithstanding the lack of a specific cross-reference or a different cross-reference, in each case to the extent the relevance of such disclosure to any such other section is reasonably apparent on the face of such disclosure. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
SECTION 11.07.    Third Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 11.08.    Governing Law; Dispute Resolution.
(a)    This Agreement and the rights and duties of the Parties hereto shall be construed in accordance with and governed by the Laws of Hong Kong.
(b)    All disputes arising out of or in connection with this Agreement shall be finally settled under Hong Kong International Arbitration Centre Administered Arbitration Rules of the Hong Kong International Arbitration Centre (the “Rules”) by three arbitrators appointed in accordance with the Rules. The place of arbitration shall be Hong Kong. The languages of arbitration shall be English and Chinese, which shall be given equal effect. The arbitrators shall render their award within six months after the constitution of the tribunal, unless the tribunal determines that the interest of justice requires that such limit be extended. The arbitrators shall award only such damages as are permitted to be awarded pursuant to this Agreement. Except as set forth below, the arbitral award shall be final, binding and incontestable and judgment thereon may be entered in any court of competent jurisdiction. The parties hereby expressly agree that sections 5, 6 and 7 of Schedule 2 to the Arbitration Ordinance (Chapter 609 of the Laws of Hong Kong) are to apply. Nothing in this Agreement shall prevent either party from seeking provisional measures (including preliminary injunctive relief) from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by the other party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue

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a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.
(c)    EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING AND/OR TO ENFORCE AN AWARD PURSUANT TO SECTIONS 11.08(B) OR 11.09 OR TO DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
SECTION 11.09.    Specific Performance. Each Party acknowledges that any breach of this Agreement by the other Party will result in irreparable and continuing damage to the non-breaching Party for which there will be no adequate remedy at law and that, in the event of any such breach, the non-breaching Party shall be entitled to an arbitrator’s award pursuant to Section 11.08(b) granting injunctive relief (including specific performance), or otherwise a grant of injunctive relief (including specific performance) from a court of competent jurisdiction to enforce any provisional measures (including any preliminary relief) contemplated by, or any award obtained pursuant to Section 11.08(b), and to such further and other relief to enforce any such award or preliminary relief as may be necessary and proper to ensure compliance by the breaching Party with this Agreement, and the Parties consent to the entry of such award or relief, without necessity of posting bond or other security (any requirements therefor being expressly waived).  The Parties acknowledge that the provisions of this Section 11.09 are reasonably necessary and commensurate with the need to protect the Parties against irreparable harm and to protect their legitimate business interests.
SECTION 11.10.    Expenses.
All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.
SECTION 11.11.    Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument. This Agreement shall become effective when each party to this Agreement shall have received a counterpart hereof signed by the other party to this Agreement. This Agreement may be executed and delivered by facsimile or email transmission of a file in “.pdf” or similar format and upon such delivery, each signature shall be deemed to have the same effect as if the original signature had been delivered to the other parties.

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SECTION 11.12.    Language.
This Agreement is in Chinese and English and both versions shall be of equal force and effect. The Parties acknowledge and agree to first execute the English version of this Agreement, and Seller agrees to obtain the Chinese versions of this Agreement and the Ancillary Agreements, at Seller’s sole cost and expense, to the reasonable satisfaction of Buyer that such version is a correct and accurate translation within 60 days after the date on which the Parties executes the English version of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ADVANCED MICRO DEVICES, INC.
By:
Name:
Title:

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NANTONG FUJITSU MICROELECTRONICS CO., LTD.

By:
Name:
Title:

[Signature Page to Equity Interest Purchase Agreement]

APPENDIX A
Certain Defined Terms. For purposes of this Agreement:
“Accounts Date” means September 30, 2015.
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
“Actual Net Debt Amount” means the difference between (a) Closing Debt, minus (b) Closing Cash. For the avoidance of doubt, the Actual Net Debt Amount may be a negative number.
“Actual Working Capital Amount” means as of 12:01 a.m. Hong Kong time on the Closing Date, (a) the consolidated current assets of the Target Companies (taken as a whole) as of such time (excluding Closing Cash), minus (b) the consolidated current liabilities of the Target Companies (taken as a whole) as of such time (excluding Closing Debt), in each case, calculated in accordance with the practices, principles and methodologies set forth in Schedule 2.08 of the Disclosure Schedule, and otherwise in accordance with GAAP consistently applied in accordance with the Target Companies’ past practice.
“Actual Working Capital Adjustment Amount” means the difference between (a) the Actual Working Capital Amount, minus (b) the Target Working Capital Amount. For the Avoidance of doubt, the Actual Working Capital Adjustment Amount may be a negative number.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first specified Person.
“Affiliate Transaction” has the meaning specified in Section 3.22.
“Agreement” has the meaning specified in the preamble hereto.
“AIC Approval” has the meaning specified in Section 2.03(b)(i).
“Ancillary Agreements” means the Chinese Target Company IP License Agreement, the Malaysian Target Company IP License Agreement, the Chinese Target Company Joint Venture Contract, the Malaysian Target Company Shareholders’ Agreement, the Chinese Target Company Trademark License Agreement, the Malaysian Target Company Trademark License Agreement, the Chinese Target Company Transition Services Agreement, the Malaysian Target Company Transition Services Agreement, the Chinese Target Company Manufacturing Services Agreement, the Malaysian Target Company Manufacturing Services Agreement, the Chinese Target Company Letter Agreement, the Malaysian Target Company Letter Agreement, the Local China Transfer Agreement and the Export Control Memorandum of Understanding.

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“Antitrust Authorities” means the Antitrust Bureau of the Ministry of Commerce of China or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.
“Antitrust Laws” means any laws, statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws of any jurisdiction that are designed to prohibit, restrict, regulate or require prior notice to and/or approval by public authorities of actions that have the purpose or effect of monopolization, restraint of trade, or that have or would have the effect of lessening competition substantially.
“Audited Financial Statements” has the meaning specified in Section 3.06.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, Hong Kong, Beijing, and Kuala Lumpur.
“Buyer” has the meaning specified in the preamble hereto.
“Buyer Bring Down Certificate” has the meaning specified in Section 8.02(c).
“Buyer Closing Deliverables” has the meaning specified in Section 2.03(b).
“Buyer Cure Period” has the meaning specified in Section 10.01(e)(i).
“Buyer Indemnified Party” has the meaning specified in Section 9.02.
“Chinese HoldCo” has the meaning specified in the recitals hereto.
“Chinese Target Company” has the meaning specified in the recitals hereto.
“Chinese Target Company IP License Agreement” means the Chinese Target Company IP License Agreement, substantially in the form of Exhibit A-1 hereto.
“Chinese Target Company Manufacturing Services Agreement” means the Chinese Target Company Manufacturing Services Agreement, substantially in the form of Exhibit B-1 hereto.
“Chinese Target Company Joint Venture Contract” means the Chinese Target Company Joint Venture Contract, substantially in the form of Exhibit C-1 hereto.
“Chinese Target Company Letter Agreement” means the Chinese Target Company Letter Agreement, substantially in the form of Exhibit H-1 hereto.

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“Chinese Target Company Trademark License Agreement” means the Chinese Target Company Trademark License Agreement, substantially in the form of Exhibit D-1 hereto.
“Chinese Target Company Transition Services Agreement” means the Chinese Target Company Transition Services Agreement, substantially in the form of Exhibit E-1 hereto.
“Claim Notice” has the meaning specified in Section 9.06(b).
“Closing” has the meaning specified in Section 2.02.
“Closing Cash” means, as of 12:01 a.m. Hong Kong time on the Closing Date, all consolidated cash and cash equivalents of the Target Companies (taken as a whole), including marketable securities, any cash collateral supporting bonds, licenses or other similar instruments and any deposits (whether held in deposit pursuant to any contractual obligation or otherwise), in each case, as of such time.
“Closing Debt” means, as of 12:01 a.m. Hong Kong time on the Closing Date, all indebtedness of the Target Companies (taken as a whole) for borrowed money, together with accrued and unpaid interest thereon, required to be reflected as indebtedness on a consolidated balance sheet of the Target Companies as of such time; provided, and, that Closing Debt shall include (a) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit and (b) any liabilities related to inter-company debt owed by any Target Company on the one hand, in favor of Target Company’s Affiliates on the other hand, minus any liabilities related to inter-company debt owed by one or more of the Target Company’s Affiliates (including Seller and its Affiliates) on the one hand, in favor of any Target Company on the other hand.
“Closing Date” has the meaning specified in Section 2.02.
“Completion Accounts” has the meaning specified in Section 2.08(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 16, 2014 and as amended on July 26, 2015, between Seller and Nantong Fujitsu Microelectronics Co., Ltd.
“Continuing Employee” means each employee who continues in the employ of any Target Company following the Closing Date, and any employees of a Target Company Affiliate prior to the Closing Date who will be employed by a Target Company as of the Closing Date.
“Contract” means any legally binding written contract, agreement, subcontract, lease, license or other arrangement or understanding.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

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“Copyrights” means copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, and all similar rights therein provided by international treaties and conventions.
“Determination Date” means the fifth (5th) Business Day after the date on which the Completion Accounts, the Actual Net Debt Amount, the Actual Working Capital Amount and the Actual Working Capital Adjustment Amount become final and binding on Seller and Buyer pursuant to Section 2.08(c) or 2.09(e), as applicable.
“Disclosing Party” has the meaning specified in Section 7.02(b).
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by Seller to Buyer upon the execution of this Agreement.
“Disputed Matters” has the meaning specified in Section 2.08(d).
“Dispute Notice” has the meaning specified in Section 2.08(d).
“Environment” means surface waters, ground waters, soil, subsurface strata and ambient air.
“Environmental Law” means any Law of any applicable jurisdiction, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any Governmental Order, relating to the Environment, health, safety, natural resources or Hazardous Materials.
“Equity Interests” has the meaning specified in the recitals hereto.
“Equity Purchase” has the meaning specified in the recitals hereto.
“Estimated Purchase Price” means the Headline Amount, minus eighty five percent (85%) of the Estimated Net Debt Amount, plus eighty five percent (85%) of the Estimated Working Capital Adjustment Amount.
“Estimated Net Debt Amount” has the meaning specified in Section 2.05.
“Estimated Working Capital Amount” has the meaning specified in Section 2.05.
“Estimated Working Capital Adjustment Amount” has the meaning specified in Section 2.05.
“Export Control Approvals” has the meaning specified in Section 6.02(b).
“Export Control Laws” means all applicable export control and trade sanctions laws in any foreign, federal, state or local jurisdiction, in each case, as they may be amended from time to time, including any laws relating to any Sanctions or relating to any Sanctioned Entity or Sanctioned Person.

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“Export Control Memorandum of Understanding” means the Export Control Memorandum of Understanding, substantially in the form of Exhibit G hereto.
“Final Objection Date” has the meaning specified in Section 2.08(c).
“Fabtronic Consent” has the meaning specified in Section 6.09.
“Financial Statements” has the meaning specified in Section 3.06.
“Fundamental Buyer Representations” means the representations and warranties of Buyer contained in Section 5.01 (Organization of Buyer), Section 5.02 (Due Authorization), Section 5.06 (Financial Ability) and Section 5.07 (Brokers’ Fees).
“Fundamental Seller Representations” means the representations and warranties of Seller contained in Section 3.01 (Organization of the Target Companies), Section 3.02 (Due Authorization), Section 3.05 (Capitalization of the Target Companies), Section 3.15 (Brokers’ Fees), Section 4.01 (Organization of Seller), Section 4.02 (Due Authorization), Section 4.03 (Title to Equity Interests) and Section 4.07 (Brokers’ Fees).
“GAAP” means, with respect to any Person, generally accepted accounting principles and practices of the jurisdiction in which the financial statements of such Person have been prepared (as permitted by such jurisdiction), in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any (a) federal, national, supranational, foreign (i.e., non-U.S.), state, provincial, local, or similar government or political subdivision thereof, (b) governmental, regulatory or administrative authority, agency or commission, including any corporation chartered, owned or funded by any government or political subdivision thereof for the purposes of funding or subsidizing economic development, (c) court, tribunal, or judicial or arbitral body, or (d) tax or revenue authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.
“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, toxic mold, transformers or other equipment that contain polychlorinated biphenyls and radon gas and, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted

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hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law.
“Headline Amount” means Three Hundred Seventy Million Six Hundred Thousand Dollars ($370,600,000.00).
“Incoming Directors” mean the individuals to be appointed as the director to each relevant Target Company on Closing, in accordance with the Malaysian Target Company Shareholders’ Agreement and the Chinese Target Company Joint Venture Contract, as applicable.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.
“Indemnifying Party” means Seller pursuant to Section 9.02 or Buyer pursuant to Section 9.03.
“Independent Accountant” has the meaning specified in Section 2.09(c).
“Interim Financial Statements” has the meaning specified in Section 3.06.
“Intellectual Property” means the rights in and to all (a) patents and patent applications (and any patents that issue as a result of those patent applications), including all divisions, substitutions, continuations, continuation-in-part applications, and counterparts, renewals, reissues, re-examinations and extensions thereof; (b) works of authorship and any creative content, data, or materials, including Copyrights and mask work rights; and (c) trade secrets.
“Knowledge” means the “Knowledge” of a particular fact or other matter that an individual will be deemed to have if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.
“Law” means any applicable federal, state, local, municipal, foreign, international law, rule, regulation, statute, treaty, constitution, ordinance, order, judgment or decree of a Governmental Authority that has the force of law.
“Leased Real Property” means all real property leased by the Target Companies, the lease of which may not be terminated by any such Target Company at will or by giving notice of 90 days or less, without cost or penalty and provides for annual base rental payments (exclusive of additional rent, common area maintenance charges, real estate taxes and other fees) in excess of $250,000.
“Liabilities” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“Listing Rules” means the rules and regulations governing listed companies’ actions promulgated by China Securities Regulatory Commission and the stock exchanges, including but not limited to Measures for the Administration of Material Asset Reorganization of Listed Companies (上市公司重大资产重组管理办法), promulgated by China Securities Regulation Commission on October 23, 2014 and effective as of November 23, 2014.
“Local China Transfer Agreement” means the Local China Transfer Agreement, substantially in the form of Exhibit F hereto.
“Losses” means any and all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses), interest, awards, judgments and penalties actually suffered or incurred by any Seller Indemnified Party or Buyer Indemnified Party (including in any Action brought or otherwise initiated by any of them).
“Malaysian Extension” has the meaning specified in Section 6.08.
“Malaysian HoldCo” has the meaning specified in the recitals hereto.
“Malaysian Target Company” has the meaning specified in the recitals hereto.
“Malaysian Target Company IP License Agreement” means the Malaysian Target Company IP License Agreement, substantially in the form of Exhibit A-2 hereto.
“Malaysian Target Company Letter Agreement” means the Malaysian Target Company Letter Agreement, substantially in the form of Exhibit H-2 hereto.
“Malaysian Target Company Manufacturing Services Agreement” means the Malaysian Target Company Manufacturing Services Agreement, substantially in the form of Exhibit B-2 hereto.
“Malaysian Target Company Shareholders’ Agreement” means the Malaysian Target Company Shareholders’ Agreement, substantially in the form of Exhibit C-2 hereto.
“Malaysian Target Company Trademark License Agreement” means the Malaysian Target Company Trademark License Agreement, substantially in the form of Exhibit D-2 hereto.
“Malaysian Target Company Transition Services Agreement” means the Malaysian Target Company Transition Services Agreement, substantially in the form of Exhibit E-2 hereto.
“MAR Approval” have the meanings specified in Section 6.07(a).
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or other) or, results of operations of the Target Companies (taken as a whole), or Seller’s

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ability to consummate the transaction contemplated hereby; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (c) any change generally affecting any of the industries in which the Target Companies operate or the economy as a whole, (d) the announcement or the execution of this Agreement, the pendency or consummation of the Equity Purchase or the performance of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Target Companies, (e) the compliance with the terms of this Agreement or any action taken or not taken at the request or with the consent of Buyer or any of its Affiliates or as otherwise required or contemplated by this Agreement, (f) any natural disaster, (g) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events or (h) any failure of the Target Companies to meet any projections or forecasts.
“MIDA” has the meaning specified in the definition of Pioneer Tax Incentive.
“MITI Approval” means written approval issued by Ministry of International Trade and Industry, Malaysia for the transfer of Equity Interests of the Malaysian Target Company, and the execution of the relevant Ancillary Agreements by the Malaysian Target Company.
“MOFCOM” has the meaning specified in Section 6.07(a).
“NDRC” has the meaning specified in Section 6.07(a).
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Organizational Documents” means: (a) the articles, memorandum, constitutions, bylaws, and certificate of incorporation (or its equivalent under the applicable law) of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement (or its equivalent under the applicable law) of a limited liability company; (c) the partnership agreement and any statement of partnership (or its equivalent under the applicable law) of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership (or its equivalent under the applicable law) of a limited partnership; (e) any charter or

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agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.
“Outbound Investment Filing and Registration” has the meaning specified in Section 6.07(a).
“Outbound Rules” means a series of laws and regulations governing PRC entities’ outbound activities promulgated by PRC Governmental Authority, including but not limited to Measures for the Administration of Approval and Filling of Overseas Investment Projects 境外投资项目核准和备案管理办法), Promulgated by the National Development & Reform Commission on April 8, 2014 and effective as of May 8, 2014; Administrative Measures for Outbound Investment(境外投资管理办法), Promulgated by the Ministry of Commerce on June 9, 2014 and effective as of June 10, 2014; Notice of the Capital Account Management Department under the State Administration of Foreign Exchange Regarding Issues Related to Carrying Out the Work on Foreign Exchange Registration for Outbound Investments Properly (国家外汇管理局资本项目管理司关于做好境外投资项目外汇登记工作有关问题的通知), Promulgated by the State Administration of Foreign Exchange on April 7, 2011 and effective as of April 7, 2011; and Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment (国家外汇管理局关于进一步简化和改进直接投资外汇管理政策的通知) Promulgated by the State Administration of Foreign Exchange on February 13, 2015 and effective as of February 13, 2015.
“Owned Real Property” means all real property owned by any Target Company.
“Pioneer Tax Incentive” means the tax incentive granted by the Malaysian Investment Development Authority (“MIDA”) by letter dated May 31, 2013 together with all amendments approved by MIDA.
“Party” or “Parties” have the meanings specified in the preamble hereto.
“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith, (b) Liens for Taxes not yet due and payable or which are being contested in good faith, (c) Liens securing rental payments under capital lease agreements, (d) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property or (iii) do not materially interfere with the present uses of such real property, (e) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Target Companies, (f) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (g) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (h) Liens referred to in the Financial Statements.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

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“Potential Contributor” has the meaning specified in Section 9.05(g).
“PRC” means the People’s Republic of China.
“Purchase Price” has the meaning set forth in Section 2.04(a).
“Purchased Equity” has the meaning specified in the recitals hereto.
“Receiving Party” has the meaning specified in Section 7.02(b).
“Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium.
“Regulatory Approvals” means the (a) the SIP Approval; (b) the MITI Approval; (c) to the extent applicable, any requirements of any Antitrust Law; (c) the Export Control Approvals, if necessary; (d) the MAR Approval; (e) the Outbound Investment Filing and Registration; and (f) the AIC Approval.
“Response” has the meaning specified in Section 2.09(a).
“Retention Bonuses” has the meaning specified in Section 6.13.
“Retiring Director” means the following individuals to resign as the director to each relevant Target Company on Closing: (i) in respect of Chinese Target Company: Devinder Kumar, Darla Smith and Chow-Khong Tan; and (ii) in respect of the Malaysian Target Company: Peter Huang, Devinder Kumar and SoonEe Neoh.
“Rules” has the meaning specified in Section 11.08(b).
“SAFE” has the meaning specified in Section 6.07(a).
“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly owned or controlled by, or (iii) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including without limitation, a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable governmental authority.
“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable governmental authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency

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or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.
“Seller” has the meaning specified in the preamble hereto.
“Seller Bring Down Certificate” has the meaning specified in Section 8.01(c).
“Seller Closing Deliverables” has the meaning specified in Section 2.03(a).
“Seller Cure Period” has the meaning specified in Section 10.01(d)(i).
“Seller Indemnified Party” has the meaning specified in Section 9.03.
“Selling HoldCos” has the meaning specified in the recitals hereto.
“SIP” means Suzhou Industrial Park.
“SIP Approval” has the meaning specified in Section 6.08(a).
“Stock Exchange” has the meaning specified in Section 6.07(a).
“Software” means computer software, programs and databases in any form, and all related documentation, developer notes, comments and annotations. “Target Companies” has the meaning specified in the recitals hereto.
“Subject Employees” has the meaning specified in Section 6.13.
“Sunset Date” means the 270th date from the date of this Agreement or any other date as agreed by the Parties in writing.
“Target Companies” has the meaning specified in the recitals hereto.
“Target Company Benefit Plan” has the meaning specified in Section 3.12(a).
“Target Company Registered Intellectual Property” has the meaning specified in Section 3.19(a).
“Target Company Shareholders’ Agreements” means the Chinese Target Company Joint Venture Contract and the Malaysian Target Company Shareholders’ Agreement, collectively.
“Target Working Capital” means $ 76,000,000 (US dollars seventy-six million).
“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional

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amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.
“Terminating Buyer Breach” has the meaning specified in Section 10.01(e)(i).
“Terminating Seller Breach” has the meaning specified in Section 10.01(d)(i).
“Third Party Claim” has the meaning specified in Section 9.06(b).
“Threshold” has the meaning specified in Section 9.05(a)(ii).

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APPENDIX B
FORM OF RESIGNATION LETTER

Date [●],[●],20[●]

To: The Board of Directors of [●]

[Address]

Ref.: Resignation Letter

Dear Sirs,

I, [FULL NAME], a [NATIONALITY] citizen, bearer of the Identity Card (RG) No. [●], resident and domiciled at [ADDRESS], hereby, voluntarily, irrevocably, unconditionally resign, as of the date hereof, from my office as director of [NAME OF COMPANY], a company organized under the laws of [ ●], at [ADDRESS], to which I was appointed by means of the [LEGAL ACT UNDER WHICH THE NOMINATION TOOK PLACE] executed on [DATE] and, consequently, to the powers of attorney granted in my favour by such company.
I further expressly and irrevocably waive all claims of any kind in respect of, or arising out, or in connection with any fees, entitlements, salary or compensation for loss of office or otherwise against the [COMPANY], and confirm there is no agreement, arrangement or understanding under which the [COMPANY] has or could have, any obligation to me, in each case, other than pursuant to or in connection with my employment, including pursuant to the employment agreement between me and/or [NAME OF COMPANY] with respect to periods prior to the date hereof, in all cases subject to the applicable terms and conditions of my employment.

Yours Sincerely,

[FULL NAME]

B-1

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B-2

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